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Exhibit 10.1(a)

        PARTICIPATION AGREEMENT

Dated as of June 15, 2003

among

SABRE INC.,
as Lessee,

SABRE HOLDINGS CORPORATION,
 as Lessee Guarantor,

CSL LEASING INC.,
as Lessor,

THE INSTITUTIONAL INVESTORS NAMED
ON SCHEDULE II,
as Purchasers,

and

WILMINGTON TRUST COMPANY,
as Indenture Trustee

i

ii

Appendix A	Definitions
Schedule I	Commitments
Schedule II	Notice and Payment Information
Exhibit A-1	Form of Legal Opinion of In-House Counsel to Lessee and Lessee Guarantor
Exhibit A-2	Form of Legal Opinion of Special Counsel to Lessee and Lessee Guarantor
Exhibit A-3	Form of Legal Opinion of In-House Counsel to Lessor and Lessor Parent
Exhibit A-4	Form of Legal Opinion of Special Counsel to Lessor and Lessor Parent
Exhibit A-5	Form of Legal Opinion of Special Counsel to Indenture Trustee
Exhibit B	Form of Funding Request
Exhibit C	Form of Master Lease
Exhibit D	Form of Indenture
Exhibit E	Form of Local Counsel Opinion
Exhibit F	Form of Assignment of Lease and Rent
Exhibit G	Form of Deed of Trust
Exhibit H	Form of Guaranty
Exhibit I	Form of Indemnity Agreement
Schedule 8.2(c)	Disclosure
Schedule 8.2(g)	Litigation

iii

PARTICIPATION AGREEMENT

        THIS PARTICIPATION AGREEMENT (this "Participation Agreement"), dated as of June 15, 2003, is entered into by and among SABRE INC., a Delaware corporation, as Lessee, (the "Lessee"); SABRE HOLDINGS CORPORATION, a Delaware corporation, as Lessee Guarantor, (the "Lessee Guarantor"); CSL LEASING INC., a Delaware corporation, as Lessor (the "Lessor"); the Institutional Investors named on Schedule II hereto, as Purchasers (each, a "Purchaser", and together with any other holder of a Note the "Purchasers"); and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as Indenture Trustee (the "Indenture Trustee").

WITNESSETH:

        WHEREAS, on the Acquisition Date, the Lessor will acquire legal title to the Property from one or more third parties designated by the Lessee;

        WHEREAS, the Lessor desires to lease the Property to the Lessee, and the Lessee desires to lease the Property from the Lessor;

        WHEREAS, the Lessor is willing to provide a portion of the funding of the costs of the acquisition of legal title to the Property;

        WHEREAS, the Purchasers are willing to provide the remaining portion of the funding of the costs of the acquisition of legal title to the Property; and

        WHEREAS, to secure such financing (a) the Lessor will have the benefit of a first priority Lien on the Property and (b) the Indenture Trustee, on behalf of the Purchasers will have the benefit of (i) a first priority Lien on all of the Lessor's right, title and interest in the Property and (ii) an assignment of the Lessor's rights against the Lessee under the Lease and the Lessee Guarantor under the Guaranty;

        NOW THEREFORE, in consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

        Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof (as such Appendix A may be amended, supplemented, amended and restated or otherwise modified from time to time, "Appendix A to this Participation Agreement"); and the rules of interpretation set forth in Appendix A to this Participation Agreement shall apply to this Participation Agreement.

ARTICLE II
DOCUMENTATION DATE

        Section 2.1. Documentation Date.    The Documentation Date (the "Documentation Date") shall be deemed to have occurred and all rights and obligations of the parties to the Operative Documents (each subject to any conditions specified therein) shall be in effect, upon satisfaction or waiver of each of the following conditions precedent:

          (a)   Participation Agreement. This Participation Agreement shall have been duly authorized, executed and delivered by the parties hereto;

          (b)   Master Lease. The Master Lease shall have been duly authorized, executed and delivered by the parties thereto;

          (c)   Guaranty. The Guaranty shall have been duly authorized, executed and delivered by the Lessee Guarantor;

          (d)   Indenture. The Indenture shall have been duly authorized, executed and delivered by the parties thereto;

          (e)   Assignment of Lease and Rent. The Assignment of Lease and Rent shall have been duly authorized, executed and delivered by the Lessor, as assignor, to the Indenture Trustee, as assignee, and the Assignment of Lease and Rent shall have been consented to and acknowledged by the Lessee;

          (f)    Deed of Trust. The Deed of Trust shall have been duly authorized, executed and delivered by the Lessor, as grantor, to the trustee named therein for the benefit of the Indenture Trustee, as beneficiary;

          (g)   Indemnity Agreement. The Indemnity Agreement shall have been duly authorized, executed and delivered by the Lessor Parent;

          (h)   Transaction Expenses and Fees. The applicable Person shall have received all Fees payable to such Person on the Documentation Date and all Transaction Expenses, to the extent then invoiced, shall have been paid;

          (i)    Corporate Documents; Certificates. The Lessee and the Lessee Guarantor shall each have delivered, or shall each have caused to be delivered, to the Indenture Trustee and each Participant the following:

            (i)    Certificate of Incorporation. Copies of its certificate of incorporation, certified as of a recent date by the appropriate Governmental Authority of the jurisdiction of its incorporation;

            (ii)   Resolutions. Copies of resolutions or other authority documentation of its Board of Directors approving and adopting the Operative Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Documentation Date to be true and correct and in full force and effect as of such date;

            (iii)  Bylaws. A copy of its bylaws certified by its secretary or assistant secretary as of the Documentation Date to be true and correct and in full force and effect as of such date;

            (iv)  Good Standing. Copies of a certificate of good standing, existence or its equivalent for it, certified as of a recent date by the appropriate Governmental Authority of the jurisdiction of its incorporation; and

            (v)   Opinions of Counsel. Opinions of counsel for the Lessee and the Lessee Guarantor addressed to the Indenture Trustee and each of the Participants, covering the matters set forth respectively in Exhibits A-1 and A-2 and such other matters as any Participant may reasonably request;

          (j)    Lessor Corporate Documents; Certificates. The Lessor and the Lessor Parent shall have delivered, or shall have caused to be delivered to each of the other parties hereto the following:

            (i)    Certificate of Incorporation. Copies of its certificate of incorporation, certified as of a recent date by the appropriate Governmental Authority of its jurisdiction of incorporation;

            (ii)   Resolutions. Copies of resolutions of its Board of Directors approving and adopting the Operative Documents to which it is or is to be a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by its secretary or assistant secretary as of the Documentation Date to be true and correct and in full force and effect as of such date;

            (iii)  Bylaws. A copy of its bylaws certified by its secretary or assistant secretary as of the Documentation Date to be true and correct and in full force and effect as of such date;

            (iv)  Good Standing. A copy of a certificate of good standing, existence or its equivalent, certified as of a recent date by the appropriate Governmental Authority of its jurisdiction of incorporation; and

            (v)   Opinions of Counsel. Opinions of counsel for the Lessor and the Lessor Parent addressed to the Indenture Trustee and each of the Purchasers, covering the matters set forth respectively in Exhibits A-3 and A-4;

          (k)   Representations and Warranties. On the Documentation Date, the representations and warranties of each of the parties hereto contained in Sections 8.1, 8.2 and 8.3 shall be true and correct as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date and each of the Lessee, the Lessee Guarantor and the Lessor shall have delivered a certificate to such effect with respect to its representations and warranties;

          (l)    No Default. No Default or Event of Default shall have occurred and be continuing on the Documentation Date unless such Default or Event of Default shall have been waived in accordance with the Operative Documents;

          (m)  Governmental Approvals. All Governmental Actions required by any Requirement of Law for the purpose of authorizing the Lessee, the Lessee Guarantor, the Indenture Trustee, each Participant and the Lessor Parent to enter into the Operative Documents shall have been obtained or made and be in full force and effect;

          (n)   Litigation. No action or proceeding shall have been instituted or threatened, nor shall any Governmental Action be instituted or threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, to set aside, restrain, enjoin or prevent the performance of this Participation Agreement or any transaction contemplated hereby or by any other Operative Document or which is reasonably likely, in the sole opinion of each Participant, to have a Material Adverse Effect;

          (o)   Indenture Trustee Corporate Documents; Certificates. The Indenture Trustee shall have delivered, or shall have caused to be delivered to each of the other parties hereto the following:

            (i)    Certificate of Incorporation. Copies of its certificate of incorporation, certified as of a recent date by the appropriate Governmental Authority of its jurisdiction of incorporation;

            (ii)   Resolutions. Copies of resolutions of its Board of Directors approving and adopting the Operative Documents to which it is or is to be a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by its secretary or assistant secretary as of the Documentation Date to be true and correct and in full force and effect as of such date;

            (iii)  Bylaws. A copy of its bylaws certified by its secretary or assistant secretary as of the Documentation Date to be true and correct and in full force and effect as of such date;

            (iv)  Good Standing. A copy of a certificate of good standing, existence or its equivalent, certified as of a recent date by the appropriate Governmental Authority of its jurisdiction of incorporation; and

            (v)   Opinion of Counsel. Opinions of counsel for the Indenture Trustee addressed to each of the Participants, covering the matters set forth in Exhibit A-5;

          (p)   Requirements of Law. In the opinion of each Participant, no change shall have occurred or been proposed in Applicable Law that would make it uneconomic or illegal for any party to any Operative Document to participate in any of the transactions contemplated by the Operative

  Documents or otherwise would prohibit the consummation of any transaction contemplated by the Operative Documents or expand the duties, obligations and risks of any Participant.

        All documents and instruments required to be delivered pursuant to this Section 2.1 shall be delivered at the offices of Schiff Hardin & Waite, 623 Fifth Avenue, 28th Floor, New York, New York 10022 or at such other location as may be determined by the Lessee, the Lessor and the Purchasers and in such numbers as shall be reasonably requested. Unless otherwise agreed among the Lessee, the Lessor and the Purchasers, the Documentation Date shall coincide with the Acquisition Date.

ARTICLE III
FUNDING OF ADVANCES

        Section 3.1. Advances.    Subject to the conditions and terms hereof, the Lessor shall take the following actions at the written request of the Lessee:

          (a)   the Lessor shall make Advances (out of funds provided by itself and the Purchasers) for the purpose of financing the acquisition by the Lessor of legal title to the Property and the payment of Transaction Expenses and Fees relating thereto; and

          (b)   the Lessor shall lease the Property to the Lessee under the Master Lease and the Lease Supplement.

Notwithstanding any other provision hereof, (i) no Advance shall be made after the Acquisition Date and (ii) the Participants shall not be obligated to make any Advance if, after giving effect thereto, (x) the aggregate outstanding amounts of the Notes and the Lessor Amounts would exceed the Aggregate Commitment Amount or (y) the Property Cost would exceed the Fair Market Sales Value of the Property as set forth in the Appraisal thereof delivered pursuant to Section 6.1(d) hereof.

        Section 3.2. Lessor Commitment.    Subject to the conditions and terms hereof, on the Acquisition Date, the Lessor shall make available at the written request of the Lessee an amount (a "Lessor Amount") in immediately available funds equal to the Lessor's Commitment Percentage of the amount of the Advance being funded on the Acquisition Date. Notwithstanding any other provision hereof, the Lessor shall not be obligated to make available any Lessor Amount if, after giving effect to the proposed Lessor Amount, the outstanding aggregate amount of the Lessor Amounts would exceed the Lessor Commitment.

        Section 3.3. Purchasers' Commitments.    Subject to the conditions and terms hereof, on the Acquisition Date, the Lessor will deliver to each Purchaser the Notes of the series to be purchased by such Purchaser in the form of a single Note of such series (or such greater number of Notes of such series in denominations of at least $10,000 as such Purchaser may request) dated the Acquisition Date and registered in such Purchaser's name (or in the name of such Purchaser's nominee), against delivery by such Purchaser to the Lessor or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Lessor. If on the Acquisition Date the Lessor shall fail to tender such Notes to any Purchaser as provided above in this Section 3.3, or any of the conditions specified in Section 6.1 shall not have been fulfilled to any Purchaser's satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Participation Agreement and the other Operative Documents, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment. Notwithstanding any other provision hereof, no Purchaser shall be obligated to purchase any Note if, after giving effect to such proposed purchase, the aggregate principal amount of Notes purchased by such Purchaser would exceed such Purchaser's Commitment.

        Section 3.4. Procedures for Advances.    (a) With respect to the Acquisition Date, the Lessee shall give the Lessor, the Indenture Trustee and each Purchaser prior written notice pursuant to a Funding

Request substantially in the form of Exhibit B (a "Funding Request"), which Funding Request shall be delivered not later than 11:00 a.m. (New York time), one (1) Business Day prior to the proposed Acquisition Date. Such Funding Request shall set forth (i) the proposed Acquisition Date, (ii) the amount of the Advance requested, (iii) a description of the Property to which the Funding Request relates, (iv) the seller of the Property, (v) the principal amount of the Notes of each series to be purchased by each Purchaser and (vi) wire transfer instructions for the disbursement of the proceeds of such Advance. Subject to timely delivery of a Funding Request and the other terms and conditions of the Operative Documents, (x) each Purchaser shall purchase Notes representing its Commitment Percentage and transmit the proceeds therefore to the Indenture Trustee at the Account by 2:00 p.m., (New York time) on the requested Acquisition Date and (y) the Lessor shall make its Commitment Percentage of the requested Advance available to the Indenture Trustee at the Account by 2:00 p.m. (New York time) on the requested Acquisition Date. Promptly upon the Indenture Trustee's receipt of such funds from the Participants, and upon satisfaction of all conditions precedent, the Indenture Trustee shall wire such funds on the Acquisition Date to the Persons entitled thereto and to such accounts as the Lessee shall have indicated in the Funding Request. The Advance shall consist of (i) a Lessor Amount equal to 5.75% of such Advance and (ii) proceeds from the sale of the Notes in an aggregate amount equal to 94.25% of such Advance, such Notes to be allocated between Series A Notes and Series B Notes in accordance with Schedule I hereto.

        (b)   Except as the Participants may otherwise agree in writing, Advances shall be made solely to pay the Property Cost of the Property and related Fees and Transaction Expenses.

ARTICLE IV
YIELD; INTEREST; FEES

        Section 4.1. Yield; Lessor Amount.    (a) The amount of the Lessor Amounts outstanding from time to time shall accrue yield ("Yield") at the Yield Rate (computed on the basis of a 360-day year of twelve 30-day months), payable semiannually in arrears on each Scheduled Payment Date. If all or any portion of the Lessor Amounts, Make-Whole Amount, if any, any Yield payable thereon or any other amount payable hereunder with respect thereto shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate.

        (b)   The Indenture Trustee shall distribute, in accordance with Article VII, the Lessor Basic Rent and all other amounts due with respect to the Lessor Amounts paid to the Indenture Trustee by the Lessee under the Lease from time to time.

        (c)   If not repaid sooner, the aggregate outstanding Lessor Amounts shall be repaid in full on the Maturity Date, subject to the provisions of Article XX of the Master Lease.

        Section 4.2. Interest and Principal on Notes.    (a) Each Note shall accrue interest at the rate of 5.37% (computed on the basis of a 360-day year of twelve 30-day months), payable semiannually in arrears on each Scheduled Payment Date. If all or any portion of the principal, Make-Whole Amount, if any, or interest on the Notes or any other amount payable hereunder to the Purchasers shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate. Each Note shall become due and payable at the dates and times provided under the Indenture.

        (b)   The Indenture Trustee shall distribute, in accordance with Article VII, the Purchaser Basic Rent and all other amounts due with respect to the Notes paid to the Indenture Trustee by the Lessee under the Lease from time to time.

        (c)   If not repaid sooner, the aggregate outstanding principal amount of the Notes, together with accrued and unpaid interest thereon and all other amounts then due and owing to the Purchasers under the Operative Documents, shall be repaid in full on the Maturity Date.

        Section 4.3. Payments of Rent; Payments and Prepayments of Notes and Lessor Amounts.    (a) Direction. The Lessor hereby directs the Lessee to pay to the Indenture Trustee the Rent from time to time (other than Excepted Payments, which the Lessor hereby directs the Lessee to make directly to the applicable Person entitled thereto).

        (b)   Application. All amounts payable by the Lessee pursuant to Article XIV, XV, XVI, XVIII or XX of the Master Lease shall be applied to the Notes and the Lessor Amounts in the manner set forth in Article VII hereof.

        (c)   Notice. The Lessor shall give written notice of any prepayment of the Notes to each Purchaser (with a copy to the Indenture Trustee) specifying (a) the date of such prepayment and the section of this Participation Agreement or other Operative Document under which the prepayment is to be made, (b) the principal amount of the Notes to be prepaid on such date and (c) the estimated Make-Whole Amount, if any, and accrued interest applicable to the prepayment and, whether or not any Make-Whole Amount is payable, a reasonably detailed computation of such estimated Make-Whole Amount, if any. Any notice of prepayment of the Notes pursuant to Section 6.3 or 6.4 of the Indenture shall be given not less than 30 days nor more than 180 days before the date for such prepayment. Any notice of prepayment of the Notes pursuant to Sections 6.3 or 6.4 of the Indenture shall be irrevocable. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with Make-Whole Amount, if any, and accrued interest thereon shall become due and payable on the prepayment date. If the prepayment of the Notes is to be made pursuant to Section 6.3 or 6.4 of the Indenture, then and in such event the Lessor shall cause the Lessee not later than two (2) Business Days prior to the prepayment date to give the Lessor, each Purchaser and the Indenture Trustee written notice of the Make-Whole Amount, if any, payable in connection with such prepayment and, whether or not any Make-Whole Amount is payable, a reasonably detailed computation of the Make-Whole Amount, if any. All prepayments shall be payable on a Business Day.

        Section 4.4. Fees.    The Lessee agrees to pay the fees set forth in this Section 4.4 (collectively, the "Fees"), which as to the Structuring Fee may be paid out of Advances.

          (a)   Structuring Fee. The Lessee agrees to pay to the Arranger on the Documentation Date the fee (the "Structuring Fee") in the amount of specified in that certain letter agreement dated May 14, 2003 between the Lessee and the Arranger.

          (b)   Indenture Trustee Fees. The Lessee agrees to pay to the Indenture Trustee fees and expenses for acting as such as agreed between the Indenture Trustee and the Lessee in the Trustee Fee Letter.

        Section 4.5. Place and Manner of Payments.    Except as otherwise specifically provided herein, all payments by the Lessee hereunder, under the Master Lease or under any other Operative Document shall be made to the Indenture Trustee in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, to the Account in Wilmington, Delaware not later than 11:00 a.m. (New York time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Lessee shall, at the time it makes any payment under any Operative Document, specify to the Indenture Trustee the Basic Rent, Property Cost, Fees, Supplemental Rent or other amounts payable by the Lessee hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Indenture Trustee shall distribute such payment to the Participants in such manner as the Indenture Trustee may determine to be appropriate in respect of obligations owing by the Lessee subject to the terms of Article VII). The Indenture Trustee will distribute such payments to such Participants in accordance with Article VII, if any such payment is received prior to 11:00 a.m. (New York time) on a Business Day in like funds as received not later than 1:00 p.m. (New York time) on such Business Day, and otherwise the Indenture Trustee shall distribute such payment to such Participants on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day and if paid on such next Business Day, no additional interest, yield or late charges on such payment shall accrue.

ARTICLE V
CERTAIN INTENTIONS OF THE PARTIES

        Section 5.1. Nature of Transaction.    (a) The parties hereto intend that unless assigned by the Lessor in accordance with the terms of the Operative Documents, or Applicable Law otherwise provides, legal title to the Property shall remain in the Lessor as security for the obligations of the Lessee hereunder and under the other Operative Documents until the Lessee has fulfilled all of its obligations hereunder and under the other Operative Documents. The Lessee hereby grants to the Lessor a continuing Lien and security interest in the Property to secure the payment of all sums due hereunder and under the other Operative Documents. The parties hereto intend that for state, real estate and commercial law and bankruptcy purposes, (i) the Lease will be treated as a financing arrangement and (ii) the Lessor and the Purchasers will be deemed lenders making loans to the Lessee in an amount equal to the sum of the Lessor Amounts and the outstanding principal amount of the Notes, which amounts are secured by the Properties. The parties hereto covenant to treat the Notes (and interests therein) and the Lessor Amount as indebtedness of the Lessee for U.S. federal, state and local tax purposes and further covenant that they will not take any action inconsistent with such treatment (unless either (i) required to do so by the United States Internal Revenue Service or the equivalent taxing authority of any foreign government or any U.S. state or political subdivision thereof (a "Taxation Authority") or (ii) an alternative position of a Taxation Authority is asserted, and such party reasonably believes, on advice of counsel, that there is a reasonable basis for such asserted position). Nevertheless, the Lessee acknowledges and agrees that neither the Lessor, the Indenture Trustee, the Arranger nor any of the Purchasers has provided, or will provide, any tax, accounting, or legal advice to the Lessee regarding the Operative Documents or the transaction contemplated thereby, and that the Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents as it deems appropriate.

        (b)   Specifically, without limiting the generality of clause (a) of this Section 5.1, the parties hereto intend and agree that in the event of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statute of the United States of America or any state or commonwealth thereof affecting the Lessee, the Lessee Guarantor, the Lessor or the Purchasers or any collection actions, the transactions evidenced by the Operative Documents shall be regarded as loans made by the Lessor and the Purchasers as unrelated third party lenders of the Lessee. The parties hereto covenant and agree that (except to the extent provided for in section 5.1(a) above) they will not take any action or advocate any position contrary to the intentions set forth in this Article V.

        Section 5.2. Amounts Due Under the Lease.    Anything herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessee, the Lessor and the Purchasers that: (i) the amount and timing of installments of Basic Rent due and payable from time to time from the Lessee under the Lease shall be equal to the aggregate payments due and payable as interest on the Notes and Yield on the Lessor Amounts on each Scheduled Payment Date; (ii) if the Lessee elects the Purchase Option with respect to all or (as permitted hereunder) any part of the Property or the Lessee becomes obligated to purchase all of the Property under the Lease, the Notes, the Lessor Amounts, and all interest, Yield, Make-Whole Amount, if any, and all other obligations of the Lessee owing to the

Indenture Trustee, the Lessor and the Purchasers shall be due and payable in full by the Lessee on the date set forth in the Lease; (iii) if the Lessee properly elects the Remarketing Option, the Lessee shall only be required to pay to the Indenture Trustee the proceeds of the sale of the Property, the Maximum Recourse Amount and any amounts due pursuant to Article XIII hereof and Section 20.2 of the Master Lease (which aggregate amounts may be less than the Property Cost of the Property), together with all other due and payable Supplemental Rent; (iv) upon an Event of Default resulting in an acceleration of the Lessee's obligation to purchase the Property, the amounts then due and payable by the Lessee under the Lease shall include all amounts necessary to pay in full the Property Costs, plus all accrued interest on the Notes and Yield on the Lessor Amounts, Make-Whole Amount, if any, and other amounts then due from the Lessee under the Operative Documents; and (v) if the Lessee elects to purchase or is required to purchase the Property pursuant to Section 14.1, Article XV or XVIII of the Master Lease, the amounts then due and payable by the Lessee shall include all amounts necessary to pay the Property Cost of the Property, plus all accrued interest on the Notes and Yield on the Lessor Amounts, Make-Whole Amount, if any, and other amounts then due from the Lessee under the Operative Documents.

ARTICLE VI
CONDITIONS PRECEDENT: ACQUISITION DATE

        Section 6.1. Acquisition Date.    The closing date with respect to the acquisition of the Property (the "Acquisition Date") shall occur on a Business Day on or after the Documentation Date (but not later than June 30, 2003) on which all the conditions precedent thereto set forth in this Section 6.1 shall have been satisfied or waived by the applicable Persons as set forth herein. The obligation of the Lessor to acquire the Property on the Acquisition Date, the obligation of the Lessor to make available its Lessor Amount on the Acquisition Date and the obligation of each Purchaser to purchase its Note(s) on the Acquisition Date, are subject to satisfaction or waiver of the following conditions precedent (provided that a failure on the part of any Participant to perform or otherwise satisfy any such condition applicable to it shall not be a condition precedent to the performance of its obligations under the Operative Documents):

          (a)   Funding Request. Each of the Indenture Trustee and each Participant shall have received a fully executed counterpart of the applicable Funding Request in accordance with Section 3.4.

          (b)   Transaction Expenses. All Fees and Transaction Expenses due and payable by the Lessee to the Participants and the Arranger shall have been paid or will be paid through Advances on the Acquisition Date.

          (c)   Representations and Warranties. On the Acquisition Date, the representations and warranties of the Lessee and the Lessee Guarantor set forth in Section 8.2 and the Lessor set forth in Section 8.3 shall be true and correct.

          (d)   Appraisal. At least five (5) Business Days prior to the Acquisition Date, the Indenture Trustee and each Participant shall have received an Appraisal of the Property, in form and substance reasonably satisfactory to such Persons, which Appraisal shall show, as of the Acquisition Date, the Fair Market Sales Value of the Property and such other conclusions as any Participant may reasonably request.

          (e)   Governmental Approvals. All necessary Governmental Actions (including pursuant to any Environmental Laws) required by any Requirement of Law as of the Acquisition Date for the purpose of authorizing the Lessor to acquire the Property shall have been obtained or made and be in full force and effect.

          (f)    Responsible Officer's Certificates. Each Participant and the Indenture Trustee shall have received a Responsible Officer's Certificate of the Lessee and the Lessee Guarantor, addressed to the Indenture Trustee and each Participant and dated the Acquisition Date, stating that (w) the representations and warranties of the Lessee or the Lessee Guarantor, as applicable, contained in Section 8.2 hereof, are true and correct on and as of the Acquisition Date; (x) no Default or Event of Default has occurred and is continuing under any Operative Document; (y) each Operative Document to which the Lessee or the Lessee Guarantor, as applicable, is a party is in full force and effect with respect to it; and (z) each of the Lessee and the Lessee Guarantor has duly performed and complied with all conditions contained herein or in any other Operative Document required to be performed and complied with by it on or prior to the Acquisition Date.

          (g)   Evidence of Insurance. Each Participant and the Indenture Trustee shall have received evidence that the insurance maintained by the Lessee with respect to the Property satisfies the requirements set forth in Article XIII of the Master Lease setting forth the respective coverage, limits of liability, carrier, policy number and period of coverage, and shall have received a letter and/or certificate signed by the Lessee's insurance broker confirming that the coverage with respect to the Property complies with the requirements of Article XIII of the Master Lease.

          (h)   Environmental Audit. At least five (5) Business Days prior to the Acquisition Date, each Participant and the Indenture Trustee shall have received an Environmental Audit performed by an environmental consultant reasonably acceptable to such Participant and the Indenture Trustee and either addressed to such Persons or accompanied by a letter allowing such Persons to rely thereon with respect to the Property and in form and substance reasonably satisfactory to each Participant and the Indenture Trustee and stating that the applicable assessment has revealed no evidence of recognized environmental conditions in connection with the site except for specified matters, which matters each Participant, the Indenture Trustee and the Lessee reasonably agree are not material. If such Environmental Audit reveals the need for additional review or testing, the Lessee shall have provided such additional assessments as are recommended by such consultant.

          (i)    Deed. The Lessor shall have received at least five (5) Business Days prior to the Acquisition Date a copy of the proposed Deed with respect to the Property, and on or prior to such Acquisition Date, such Deed duly executed conveying fee simple title to the Property to the Lessor and containing customary seller's warranties in the applicable jurisdiction and subject only to Permitted Property Liens. The legal description, tax lot designation and zoning of the Property shall be reasonably acceptable to the Indenture Trustee and each Participant.

          (j)    Bill of Sale. If the Property includes any Equipment, then on or prior to the Acquisition Date, the Lessor shall have received a bill of sale (a "Bill of Sale"), conveying title to the Lessor in any Equipment comprising part of the Property.

          (k)   Assignment of Lease and Rent. On or prior to the Acquisition Date, the Lessor shall have delivered to the Indenture Trustee the Assignment of Lease and Rent with respect to the Property substantially in the form of Exhibit F hereto, together with a consent to and acknowledgment of duly executed by the Lessee in proper form and substance for recording under Applicable Law and otherwise effecting the assignments anticipated by the Assignment of Lease and Rent.

          (l)    Lease Supplement; Deed of Trust. On or prior to the Acquisition Date, the Lessee and the Lessor shall have executed and delivered a Lease Supplement with respect to the Property and shall have delivered the original counterpart of such Lease Supplement to the Indenture Trustee, and the Lessor shall have delivered a Deed of Trust to the Indenture Trustee with respect to the Property.

          (m)  Financing Statements. On or prior to the Acquisition Date, the Lessee and the Lessor shall have delivered all UCC financing statements relating to the Property as the Lessor or the Indenture Trustee may reasonably request in order to protect the interests of the Lessor under the

  Lease relating to the Property to the extent the Master Lease constitutes a security agreement and to protect and perfect the interests of the Indenture Trustee in the Property.

          (n)   Recordation; Search Results. The Lessor and the Indenture Trustee shall have received (x) evidence reasonably satisfactory to it that each of (i) the Lease Supplement, (ii) the financing statements relating to the Property and (iii) the Deed of Trust relating to the Property has been, or is being, recorded or filed in a manner sufficient to properly perfect each of their interests therein and (y) copies of file search reports from the Uniform Commercial Code filing officer in the jurisdictions (i) in which the Property is located and (ii) in which is located the jurisdiction of incorporation of the Lessee and the Lessor, setting forth the results of such Uniform Commercial Code file searches.

          (o)   Property Survey. On or prior to the Acquisition Date, the Lessee shall have delivered to each Participant and the Indenture Trustee a 1999 ALTA/ACSM Survey of the Property certified to each Participant and the Indenture Trustee and the title company and otherwise in form and substance acceptable to such Persons.

          (p)   Title Insurance. On or prior to the Acquisition Date, the Lessee shall have delivered to the Indenture Trustee and each Participant a TLTA owners and TLTA mortgagee title insurance policy covering the Property in favor of the Lessor and the Indenture Trustee, respectively, such policies to be in the amount not less than the Property Cost of the Property, and to be reasonably satisfactory to the Participants and the Indenture Trustee with such customary endorsements issued by the title company as a routine matter to the extent reasonably available in the state where the Property is located and with such reinsurance or other such arrangements as the Required Participants shall require.

          (q)   No Default. There shall not have occurred and be continuing any Default or Event of Default under any of the Operative Documents, and no Default or Event of Default under any of the Operative Documents will have occurred after giving effect to the acquisition of the Property.

          (r)   Opinion of Counsel and of Local Counsel to the Lessee. Each Participant and the Indenture Trustee shall have received (i) an opinion of counsel qualified with respect to the laws of the jurisdiction in which the Property is situated, addressed to such Persons, substantially in the form of Exhibit E and (ii) if requested by any Participant or the Indenture Trustee, opinions from such other counsel and covering such issues as they may reasonably request.

          (s)   Plans and Specifications. The Lessor and the Indenture Trustee shall have received copies of the Plans and Specifications for the Property, certified by the Lessee to be a true, correct and complete copy thereof as in effect on the Acquisition Date.

          (t)    Good Standing Certificates. The Lessee and the Lessor shall have delivered to each Participant and the Indenture Trustee a certificate of good standing (or its equivalent) to the effect that Lessee and the Lessor are duly qualified to do business in the State of Texas.

          (u)   RVI Policy. On or prior to the Acquisition Date, there shall have been delivered to the Indenture Trustee the RVI Policy in form and substance satisfactory to the Indenture Trustee and the Participants, together with an opinion of counsel to the RVI Provider in form and substance satisfactory to such Persons and addressing such matters as may be reasonably requested and any other documents which the Indenture Trustee may reasonably require in connection with the RVI Policy.

          (v)   Notes. Each Purchaser shall have received the Notes to be purchased by it, duly executed and delivered by the Lessor and authenticated by the Indenture Trustee.

          (w)  Private Placement Number. On or prior to the Acquisition Date, a Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities

  Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Series A Notes and the Series B Notes.

          (x)   Additional Matters. On the Acquisition Date each Participant and the Indenture Trustee shall have received such additional documents and instruments related to the acquisition and financing of the Property as any of them shall reasonably request in order to establish the rights and interests of the Indenture Trustee and each Participant intended to be created under the Operative Documents in respect of the Property.

        Section 6.2. Delivery of Documents.    All documents and instruments required to be delivered pursuant to this Article VI shall be delivered at the offices of Schiff Hardin & Waite, 623 Fifth Avenue, 28th Floor, New York, New York 10022, or at such other location as may be determined by the Lessor, the Purchasers and the Lessee.

ARTICLE VII
DISTRIBUTIONS

        Section 7.1. Basic Rent.    Each payment of Basic Rent (and any payment of interest on overdue installments of Basic Rent) received by the Indenture Trustee shall be distributed by the Indenture Trustee, first, to the Lessor and the Purchasers pro rata without priority of one over the other for application to, the interest due on the Notes and Yield due on the Lessor Amounts respectively, then due, and, second, to the Purchasers and the Lessor pro rata without priority of one over the other for application to any overdue interest or Yield (to the extent permitted by Applicable Law).

        Section 7.2. Purchase Payments by the Lessee.    Any payment received by the Indenture Trustee as a result of:

          (a)   the purchase of all of the Property in connection with the exercise of the Purchase Option under Section 18.1(a) of the Master Lease, or compliance with the obligation to purchase (or cause its designee to purchase) all of the Property in accordance with Section 18.2 or 18.3 of the Master Lease, or

          (b)   the purchase of the Solana Parcel or all or a portion of the Undeveloped Parcel in connection with the exercise of the Partial Purchase Option under Section 18.1(b) of the Master Lease, or

          (c)   compliance with the obligation to purchase all of the Property in accordance with Section 16.2(f) of the Master Lease, or

          (d)   failure to fulfill one or more of the conditions to the exercise of the Remarketing Option with respect to the Property pursuant to Section 20.1 of the Master Lease and the receipt by the Lessor of the Lease Balance pursuant to the last paragraph of Section 20.2 of the Master Lease, or

          (e)   the payment of the Property Balance with respect to the Property in accordance with Article XV or XVIII of the Master Lease,

shall be distributed by the Indenture Trustee to the Participants pro rata without priority of one over the other, in the proportion that the Participant Balance of each bears to the aggregate of all of the Participant Balances.

        Section 7.3. Payment of Maximum Recourse Amount.    The payment of the Maximum Recourse Amount to the Indenture Trustee pursuant to Section 20.2(f) of the Master Lease upon the exercise of the Remarketing Option shall be distributed pro rata without priority of one over the other to (a) the Purchasers holding Series A Notes for application to the outstanding principal amount of the Series A

Notes and (b) the Lessor for application to a portion (equal to 89%) of the outstanding Lessor Balance (such portion referred to herein as the "Lessor A Portion").

        Section 7.4. Sales Proceeds of Remarketing of the Property; RVI Policy Proceeds.    Any payments received by the Indenture Trustee as (a) proceeds from the sale of the Property sold pursuant to the exercise of the Remarketing Option pursuant to Article XX of the Master Lease, together with any payment made as a result of an End of Term Report pursuant to Section 13.2 and any amounts in excess of the Maximum Recourse Amount (other than amounts in respect of accrued and unpaid Rent) received by the Indenture Trustee pursuant to Section 20.2(f) of the Master Lease or (b) RVI Policy Proceeds, shall (subject to the prior satisfaction of the requirements of Section 7.3 hereof) be distributed by the Indenture Trustee in the funds so received in the following order of priority:

          first, distributed pro rata without priority of one over the other to (a) the Purchasers holding Series B Notes, an amount equal to the aggregate principal amount of the Series B Notes then outstanding for application to the outstanding principal amount of Series B Notes of each such Purchaser, pro rata among such Purchasers without priority of one over the other in the proportion that the outstanding principal amount of Series B Notes of each such Purchaser bears to the aggregate outstanding principal amount of Series B Notes and (b) the Lessor for application to a portion (equal to 11%) of the outstanding Lessor Balance (such portion referred to herein as the "Lessor B Portion") and, in the case where the amounts so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Purchasers and the Lessor without priority of one over the other in the proportion that the outstanding principal amount of Series B Notes of each such Purchaser (or, as the case may be the outstanding Lessor B Portion) bears to the aggregate outstanding principal amount of Series B Notes plus the Lessor B Portion; provided, that in the event the amount payable to the Insured (as defined in the RVI Policy) under the RVI Policy has been reduced due to Lessor Liens attributable to the Lessor, all amounts distributed pursuant to this clause first shall be distributed first to the Purchasers holding Series B Notes as set forth in clause (a) above and second to the Lessor as set forth in clause (b) above;

          second, to the extent not previously paid as required by Section 7.3 hereof, an amount equal to the Maximum Recourse Amount shall be distributed to (a) the Purchasers holding Series A Notes and (b) to the Lessor as set forth in Section 7.3; and

          third, if there has been a claim under the RVI Policy, an amount equal to such claim shall be distributed to the RVI Provider; and

          fourth, the balance, if any, shall be promptly paid to the Lessee.

        Section 7.5. Supplemental Rent.    All payments of Supplemental Rent received by the Indenture Trustee (excluding any amounts payable pursuant to the preceding provisions of this Article VII) shall be distributed promptly by the Indenture Trustee upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.

        Section 7.6. Distribution of Payments after Lease Event of Default.    (a) During the continuance of a Lease Event of Default and subject to clause (b) below, all proceeds from the sale of the Property shall be distributed by the Indenture Trustee in the following order of priority:

          first, so much of such payment or amount as shall be required to pay or reimburse the Indenture Trustee for any tax, fees, expense, indemnification or other loss incurred by the Indenture Trustee (to the extent incurred in connection with any duties as the Indenture Trustee), shall be distributed to the Indenture Trustee;

          second, so much of such payments or amounts as shall be required to pay the Participants the amounts payable to them pursuant to any expense reimbursement or indemnification provisions of the Operative Documents shall be distributed to each such Participant without priority of one over the other in accordance with the amount of such payment or payments payable to each such Person;

          third, to the Participants for application to pay in full the Note Balance and Lessor Balance, pro rata among the Participants without priority of one over the other in the proportion that the Participant Balance of each such Participant bears to the aggregate Participant Balances of all Participants and, in the case where the amounts so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Purchasers without priority of one over the other in the proportion that the Participant Balance of each such Purchaser bears to the aggregate Participant Balances of all Purchasers;

          fourth, to the Participants and the Indenture Trustee for any other amounts payable to them under the Operative Documents, pro rata based on the amounts payable; and

          fifth, the balance, if any, of such payment or amounts remaining thereafter shall be promptly distributed to, or as directed by, the Lessee.

        (b)   All payments received and amounts realized by the Indenture Trustee in connection with any Casualty or Condemnation during the continuance of a Lease Event of Default shall be distributed by the Indenture Trustee as follows:

            (i)    in the event that the Indenture Trustee (acting at the direction of the Required Participants) elects to pay all or a portion of such amounts to the Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.2 of the Master Lease, then such amounts shall be distributed to the Lessee, and

            (ii)   in the event that the Indenture Trustee (acting at the direction of the Required Participants) elects to apply all or a portion of such amounts to the purchase price of the Property in accordance with Section 14.2 and Article XV of the Master Lease, then such amounts shall be distributed in accordance with Section 7.6(a).

        (c)   All amounts (other than amounts described in clause (a) or (b) above) received by the Indenture Trustee during the continuance of a Lease Event of Default, shall be distributed by the Indenture Trustee in accordance with Section 7.6(a).

        Section 7.7. Casualty and Condemnation Amounts.    Subject to Section 7.6(b), any amounts payable to the Indenture Trustee as a result of a Casualty or Condemnation pursuant to Section 14.2 of the Master Lease and the Assignment of Lease and Rent shall be distributed as follows:

          (a)   all amounts payable to the Lessee in accordance with Section 14.2(b) of the Master Lease shall be distributed to the Lessee, and

          (b)   all amounts that are to be applied to the purchase price of the Property in accordance with Section 14.2(a) and Article XV of the Master Lease shall be distributed by the Indenture Trustee to the Purchasers and the Lessor pro rata without priority of one over the other, in the proportion that the Participant Balance of each bears to the aggregate of all of the Participant Balances.

        Section 7.8. Other Payments.    (a) Except as otherwise provided in Sections 7.1, 7.2, 7.6 and clause (b) below, any payment received by the Indenture Trustee for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Article VII (including any balance remaining after the application in full of amounts to satisfy any expressed provision) shall be distributed pro rata among the Participants without priority of one over the other, in the proportion that the Participant Balance of each bears to the aggregate of all the Participant Balances.

        (b)   Except as otherwise provided in Sections 7.1, 7.2 and 7.6, all payments received and amounts realized by the Indenture Trustee or the Lessor under the Master Lease or otherwise with respect to the Property to the extent received or realized at any time after the indefeasible payment in full of the Participant Balances of all of the Participants and any other amounts due and owing to the Participants, shall be distributed forthwith by the Indenture Trustee or the Lessor, as the case may be, in the order of priority set forth in Section 7.6(a).

        (c)   Except as otherwise provided in Sections 7.1 and 7.2, any payment received by the Indenture Trustee or the Lessor for which provisions as to the application thereof is made in an Operative Document but not elsewhere in this Article VII shall be distributed forthwith by the Lessor or the Indenture Trustee to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

        Section 7.9. Order of Application.    To the extent any payment made to any Participant pursuant to Sections 7.2, 7.3, 7.4, 7.6, 7.7 or 7.8 is insufficient to pay in full the Participant Balance of such Participant, then each such payment shall first be applied to accrued and unpaid interest or Yield, second to the Make-Whole Amount, if any, on the Notes and the Lessor Amounts and then to principal of the Notes or the Lessor Amounts, as applicable.

        Section 7.10. Payments to Account.    All payments made to the Indenture Trustee pursuant to the Operative Documents shall be made to the Account.

ARTICLE VIII
REPRESENTATIONS

        Section 8.1. Representations of the Purchasers.    Each Purchaser represents and warrants to the other parties hereto that:

        (a)   Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

          (i)    the Source is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceeds 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement for such Purchaser filed with such Purchaser's state of domicile; or

          (ii)   the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990) or (2) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Company in writing pursuant to this paragraph (ii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (iii)  the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Lessee and (1) the identity of such

  QPAM and (2) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Lessee in writing pursuant to this paragraph (iii); or

          (iv)  the Source is a governmental plan; or

          (v)   the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Lessee in writing pursuant to this paragraph (v); or

          (vi)  the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

  As used in this Section 8.1, the terms "employee benefit plan," "governmental plan," "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

          (b)   Securities Act. Each Purchaser is purchasing the Notes to be acquired by it for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Lessee is not required to register the Notes.

          (c)   Tax Matters. Each Purchaser listed on Schedule II of this Participation Agreement (and any other Purchaser that is not an assignee or a participant) represents and warrants to the other parties that (i) it is a domestic corporation (within the meaning of Code Section 7701(a)(30)(C)) or (ii) it will provide, before it receives any payment pursuant to this Participation Agreement or any of the Operative Documents, either: (x) a properly completed and signed IRS Form W-8ECI (or successor form) or (y) a properly completed and signed IRS Form W-8BEN (or successor form) reflecting that the applicable withholding tax rate is equal to zero percent (0%), to the Lessee and the Indenture Trustee.

        Section 8.2. Representations of the Lessee.    The Lessee and the Lessee Guarantor hereby represent and warrant to the other parties hereto that:

          (a)   Corporate Existence and Power. Each of the Lessee and the Lessee Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in the state of Texas and in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Lessee and the Lessee Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Participation Agreement and the other Operative Documents to which it is a party and to perform the provisions hereof and thereof.

          (b)   Authorization, Etc. This Participation Agreement and each other Operative Document to which the Lessee or the Lessee Guarantor is a party have been duly authorized by all necessary corporate action on the part of the Lessee or the Lessee Guarantor, as applicable, and this Participation Agreement and each other Operative Document to which the Lessee or the Lessee Guarantor is a party constitutes a legal, valid and binding obligation of the Lessee or the Lessee Guarantor, as applicable, enforceable against the Lessee or the Lessee Guarantor, as applicable, in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c)   Disclosure. The Lessee, through its agent, J.P. Morgan Securities Inc., has delivered to each Purchaser a copy of a Private Placement Memorandum, dated May 14, 2003 (the "Memorandum"), relating to the Transactions. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Lessee, the Lessee Guarantor and their respective Subsidiaries. This Participation Agreement, the Memorandum, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Lessee or the Lessee Guarantor in connection with the transactions contemplated hereby and the financial statements referred to in Section 8.2(d) taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum, in the Lessee Guarantor's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 or as expressly described in Schedule 8.2(c), or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Section 8.2(d), since December 31, 2002, there has been no change in the financial condition, operations, business, properties or prospects of the Lessee, the Lessee Guarantor or their respective Subsidiaries except changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Lessee or the Lessee Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to the Purchasers by or on behalf of the Lessee or the Lessee Guarantor specifically for use in connection with the Transactions. All information relating to the Lessee, the Lessee Guarantor and the Property heretofore furnished by the Lessee or the Lessee Guarantor to the Participants and any Appraiser for purposes of or in connection with this Participation Agreement and the other Operative Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Lessee or the Lessee Guarantor to the Participants and any such Appraiser will be, true and accurate in all material respects and does not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading.

          (d)   Financial Statements. The Lessee Guarantor has delivered to each Participant copies of the financial statements of the Lessee Guarantor and its consolidated Subsidiaries for the fiscal year ended December 31, 2002 and for the fiscal quarter ended March 31, 2003. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Lessee Guarantor and its consolidated Subsidiaries as of their respective dates and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

          (e)   Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Lessee and the Lessee Guarantor of this Participation Agreement and each other Operative Document to which the Lessee or the Lessee Guarantor is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Lessee, the Lessee Guarantor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Lessee, the Lessee Guarantor or any Subsidiary is bound or by which the Lessee, the Lessee Guarantor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Lessee, the Lessee Guarantor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Lessee, the Lessee Guarantor or any Subsidiary.

          (f)    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Lessee and the Lessee Guarantor of this Participation Agreement or any of the other Operative Documents to which it is a party.

          (g)   Litigation. Except as set forth on Schedule 8.2(g) hereto, there are no actions, suits or proceedings pending or, to the knowledge of the Lessee or the Lessee Guarantor, threatened against or affecting the Lessee, the Lessee Guarantor or any Subsidiary or any property of the Lessee, the Lessee Guarantor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (h)   Observance of Agreements, Statutes and Orders. Neither the Lessee, the Lessee Guarantor nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (i)    Taxes. The Lessee, the Lessee Guarantor and each of their respective Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the impact of the failure to have filed such returns is not reasonably expected to be, or the failure to pay the amounts is not, individually or in the aggregate, Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Lessee, the Lessee Guarantor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither the Lessee nor the Lessee Guarantor knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Lessee, the Lessee Guarantor and their respective Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Lessee, the Lessee Guarantor and their respective Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended December 31, 1989.

          (j)    Compliance with ERISA. (i) The Lessee, the Lessee Guarantor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Lessee, the Lessee Guarantor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Lessee, the Lessee Guarantor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Lessee, the Lessee Guarantor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be, individually or in the aggregate, Material.

            (ii)   Except as disclosed in the Lessee Guarantor's Form 10-K/A previously provided to the Purchasers, the projected benefit obligation under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for determining benefit obligations in such Plan's most recent actuarial valuation report, did not exceed the current value of the assets of such Plan, all as determined in accordance with Financial Accounting Standards Board Statement No. 87.

            (iii)  The Lessee, the Lessee Guarantor and their respective ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that, individually or in the aggregate, are Material.

            (iv)  Except as disclosed in the Lessee Guarantor's Form 10-K/A previously provided to the Purchasers, the expected post-retirement benefit obligation (determined as of the last day of the Lessee Guarantor's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Lessee Guarantor and its Subsidiaries is not Material.

            (v)   The execution and delivery of this Participation Agreement and the other Operative Documents will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Lessee and the Lessee Guarantor in the immediately preceding sentence is made in reliance upon and subject to the accuracy of each Purchaser's representation in Section 8.1(a) as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

          (k)   Private Offering by the Lessee. Neither the Lessee, the Lessee Guarantor nor anyone acting on their behalf has offered any interest in the Property or the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Lessor, not more than sixty-five (65) institutional investors, each of which has been offered an interest in the Property or the Notes at a private sale for investment. Neither the Lessee, the Lessee Guarantor nor anyone acting on their behalf has taken, or will take, any action that would subject the Transaction to the registration requirements of Section 5 of the Securities Act.

          (l)    Use of Proceeds; Margin Regulations. The proceeds of each Advance will be used only for the purpose of financing the acquisition of the Property and the payment of Fees and Transaction Expenses incurred in connection therewith. No part of the proceeds from an Advance will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of the Lessee Guarantor and its Subsidiaries and the Lessee Guarantor does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

          (m)  Foreign Assets Control Regulations, Etc. The Transaction will not violate the Anti-Terrorism Order, the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

          (n)   Status under Certain Statutes. Neither the Lessee Guarantor, the Lessee nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

          (o)   Environmental Matters. Neither the Lessee Guarantor, the Lessee nor any of their respective Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Lessee Guarantor, the Lessee or any of their respective Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them (including, without limitation, the Property) or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to each Purchaser in writing (including, without limitation, pursuant to the reports delivered pursuant to Section 6.1(h) hereof):

            (i)    neither the Lessee Guarantor, the Lessee nor any of their respective Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them (including, without limitation, the Property) or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

            (ii)   neither the Lessee Guarantor, the Lessee nor any of their respective Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them (including, without limitation, the Property) or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

            (iii)  all buildings on all real properties now owned, leased or operated by the Lessee Guarantor, the Lessee or any of their respective Subsidiaries (including, without limitation, the Property) are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

          (p)   Liens. The Lease Supplement and the Deed of Trust creates, or upon its execution will create, a valid security interest in and deed of trust Lien on the Property purported to be covered thereby, and upon recordation of the Lease Supplement and the filing of the UCC financing statements relating to the Property, such security interest and deed of trust lien will constitute perfected security interests and deed of trust liens, prior to all Liens other than Permitted Property Liens.

          (q)   Property. The Property and the contemplated use thereof by the Lessee and its agents, employees, lessees, sublessees, licensees, tenants and subtenants are in material compliance with all Requirements of Law (including, without limitation, all zoning and land use laws and Environmental Laws) and Insurance Requirements. There is no action, suit or proceeding (including any proceeding in condemnation or eminent domain or under any Environmental Law) pending or, to the Lessee's or the Lessee Guarantor's knowledge, threatened with respect to it, or the Property that materially adversely affects the title to, or the use, operation or value of, the Property.

          (r)   Deed. With respect to the acquisition of the Property on the Acquisition Date, the Deed for the Property will be sufficient to convey good and marketable title to the Property (subject only to Permitted Property Liens) to the Lessor.

          (s)   Insurance. The Lessee has, on or before the Acquisition Date, obtained insurance coverage covering the Property that meets the requirements set forth in Article XIII of the Master Lease and such coverage is in full force and effect.

          (t)    Flood Hazard Areas. Except as otherwise identified on the applicable survey, plat or map delivered pursuant to Section 6.1(o), no portion of the Property will be located within an area identified as a special flood hazardous area by the Federal Emergency Management Agency.

          (u)   Solvency. The Lessee is Solvent.

        Section 8.3. Representations of the Lessor.    The Lessor represents and warrants to the other parties hereto that:

          (a)   The Lessor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver, and perform its obligations under the Operative Documents to which it is a party.

          (b)   The Operative Documents to which it is, or will be, a party have been duly authorized by all requisite corporate action, have been duly executed and delivered by the Lessor, and constitute, and each other Operative Document to which the Lessor is a party when executed and delivered by the Lessor will constitute, the legal, valid and binding obligations of the Lessor enforceable against the Lessor in accordance with the respective terms thereof, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c)   Neither the execution and delivery of the Operative Documents, the consummation of the transactions contemplated thereby nor the fulfillment of or compliance with the provisions thereof will require consent, approval, authorization, filing, registration or qualification under or conflict with or violate any Applicable Law applicable to the Lessor or any of its property, except as contemplated by the Operative Documents.

          (d)   There are no Lessor Liens attributable to the Lessor on the Collateral, the Property or any part thereof.

          (e)   The Lessor is not and will not be funding its Lessor Amounts hereunder with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1) of the Code).

          (f)    The Lessor is participating in the Transactions for its own account and not with a view toward redistribution; provided that disposition of its rights hereunder shall remain in its control and the foregoing shall not affect the ability of the Lessor to assign, transfer or sell participations in its rights in accordance with the Operative Documents.

          (g)   There are no actions or proceedings pending, or to the knowledge of the Lessor, threatened, against or affecting the Lessor in or before any Governmental Authority which would materially and adversely affect the ability of the Lessor to enter into or perform the Operative Documents to which it is a party.

          (h)   Neither the Lessor nor anyone acting on its behalf has offered any the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than not more than 65 institutional investors, each of which has been offered an interest in the Notes at a private sale for investment. Neither the Lessor nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance of the Notes to the registration requirements of Section 5 of the Securities Act.

          (i)    The Lessor has a tangible net worth (determined in accordance with GAAP) of at least $52,000,000.

          (j)    No Indenture Default (attributable to the Lessor) or Indenture Event of Default (attributable to the Lessor) has occurred and is continuing.

          (k)   The Lessor is Solvent.

        Section 8.4. Representations of the Indenture Trustee.    Wilmington Trust represents and warrants both in its individual capacity and as Indenture Trustee (except with respect to paragraph (b) below, which are given solely in its capacity as Indenture Trustee) to each other party hereto that:

          (a)   Wilmington Trust is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Indenture Trustee has all requisite corporate power and authority and all necessary licenses and permits under the laws of the State of Delaware and the United States governing the banking and trust powers of Wilmington Trust to enter into and carry out the terms and provisions of this Participation Agreement and the Indenture.

          (b)   The Operative Documents to which it is, or will be, a party have been duly authorized by all requisite corporate action, have been duly executed and delivered by the Indenture Trustee, and constitute, and each other Operative Document to which the Indenture Trustee is a party when executed and delivered by the Indenture Trustee will constitute, the legal, valid and binding obligations of the Indenture Trustee enforceable against the Indenture Trustee in accordance with the respective terms thereof, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The authentication of the Notes to be delivered on the Documentation Date has been duly authorized by all necessary corporate action on the part of the Indenture Trustee.

          (c)   Neither the execution and delivery of the Operative Documents, the consummation of the transactions contemplated thereby nor the fulfillment of or compliance with the provisions thereof, including, without limitation, the authentication of each Note pursuant to Section 2.3 of the Indenture, do not and will not contravene any law, or any order of any Governmental Authority of the State of Delaware or of the federal government of the United States governing the banking and trust powers of Wilmington Trust applicable to or binding on the Indenture Trustee or its charter or its by-laws or any indenture, mortgage, contract or other agreement or instrument to which the Indenture Trustee is a party or by which it or any of its property may be bound or affected.

          (d)   There are no proceedings pending or, to the knowledge of the Indenture Trustee, threatened, against or affecting the Indenture Trustee in or before any Governmental Authority or arbitration board or tribunal which, if adversely determined, might impair the ability of the Indenture Trustee to perform its obligations under this Participation Agreement and the Indenture.

          (e)   No authorization or approval or other action by, and no notice to or filing with, any State of Delaware or United States federal Governmental Authority regulating the banking or trust powers of Wilmington Trust is required for the due execution, delivery and performance by the Indenture Trustee of this Participation Agreement and the Indenture.

          (f)    There are no taxes, fees, levies, deductions, withholdings or other charges payable to the State of Delaware or to any political subdivision thereof in connection with the execution and delivery of this Participation Agreement, the Indenture or the authentication or issuance of the Notes, and none of the transactions contemplated by the Indenture or the Notes will be subject to any fee, levy, deduction, withholding or other charge under the laws of the State of Delaware or any political subdivision thereof (other than taxes imposed on the fees received by the Indenture Trustee for acting as trustee under the Indenture) which would not have been imposed if the trust created by the Indenture had not been created pursuant to the laws of the State of Delaware and Wilmington Trust had not (i) been incorporated under the laws of, (ii) had its principal place of business in, (iii) performed (in its individual capacity or as the Indenture Trustee) its duties under the Operative Documents in, and (iv) engaged in activities unrelated to the transactions contemplated by the Operative Documents in, the State of Delaware.

          (g)   The Property and the other Collateral are free of Liens and rights of others resulting from claims against the Indenture Trustee not related to the transactions contemplated by the Operative Documents and Wilmington Trust has not conveyed any interest in any of the Property to any Person except as explicitly contemplated by the terms of the Operative Documents.

ARTICLE IX
PAYMENT OF CERTAIN EXPENSES

        The Lessee agrees, for the benefit of the Arranger, the Lessor, the Indenture Trustee and the Purchasers, that:

        Section 9.1. Transaction Expenses.    (a) The Lessee shall pay, or cause to be paid, from time to time all Transaction Expenses in respect of the transactions on the Documentation Date and the Acquisition Date; provided, however, that, if the Lessee has not received written invoices therefor at least one (1) Business Day prior to such date, such Transaction Expenses shall be paid within thirty (30) days after the Lessee has received written invoices therefor.

        (b)   The Lessee shall pay or cause to be paid (i) all Transaction Expenses incurred by the Lessor, the Indenture Trustee, the Purchasers and the RVI Provider in entering into any future amendments, modifications, waivers or supplements with respect to any of the Operative Documents, whether or not such amendments or supplements are ultimately entered into, or giving or withholding of waivers or consents hereto or thereto, (ii) all Transaction Expenses incurred by the Lessor, the Indenture Trustee, the Purchasers and the RVI Provider in connection with the purchase of the Property by the Lessee or other Person pursuant to Articles XV, XVIII and XXI of the Master Lease, (iii) all Transaction Expenses incurred by any of the Purchasers, the Lessor or the Indenture Trustee in respect of enforcement of any of their rights or remedies in respect of the Operative Documents and (iv) all Transaction Expenses incurred by the Lessor, the Indenture Trustee, the Purchasers and the RVI Provider in connection with the negotiation and documentation of any restructuring or "workout," whether or not consummated, of any Operative Document.

        Section 9.2. Brokers' Fees and Stamp Taxes.    The Lessee shall pay or cause to be paid any brokers' fees and any and all stamp, transfer and other similar taxes, fees and excise, if any, including any interest and penalties, which are payable in connection with the transactions contemplated by this Participation Agreement and the other Operative Documents.

        Section 9.3. Indenture and Related Obligations.    If a Lease Event of Default has occurred and is continuing, the Lessee shall pay, without duplication of any other obligation of the Lessee to pay any such amount under the Operative Documents, before the due date thereof, all costs, expenses and other amounts (other than principal and interest on the Notes which are payable to the extent otherwise required by the Operative Documents) required to be paid by the Lessor, the Indenture

Trustee, any of the Purchasers or the RVI Provider under the Indenture and the Assignment of Lease and Rent.

ARTICLE X
OTHER COVENANTS AND AGREEMENTS

        Section 10.1. Covenants of the Lessee and the Lessee Guarantor.    The Lessee Guarantor and the Lessee each hereby covenants and agrees with the Lessor, the Purchasers and the Indenture Trustee that it shall comply with the following provisions of this Section 10.1, it being understood that the following covenants are in addition to, and not by way of limitation of, any covenant set forth in the Lease or any other Operative Document:

          (a)   Financial Reporting and Notices. The Lessee Guarantor will maintain, for the Lessee Guarantor and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP. The Lessee Guarantor and the Lessee shall deliver, or cause to be delivered, to the Lessor, the Indenture Trustee and each Purchaser:

            (i)    Quarterly Statements—within 45 days after the end of each quarterly fiscal period in each fiscal year of the Lessee Guarantor (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

              (A)  a consolidated balance sheet of the Lessee Guarantor and its consolidated Subsidiaries as at the end of such quarter, and

              (B)  consolidated statements of income, changes in shareholders' equity and cash flows of the Lessee Guarantor and its consolidated Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Lessee Guarantor's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 10.1(a)(i);

            (ii)   Annual Statements—within 90 days after the end of each fiscal year of the Lessee Guarantor, duplicate copies of,

              (A)  a consolidated balance sheet of the Lessee Guarantor and its consolidated Subsidiaries, as at the end of such year, and

              (B)  consolidated statements of income, changes in shareholders' equity and cash flows of the Lessee Guarantor and its consolidated Subsidiaries, for such year,

    setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

              (A)  an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

              (B)  a report of such accountants, in accordance with professional standards, as to whether, in making their audit, they became aware of any condition or event that caused them to believe that the Lessee or the Lessee Guarantor failed to comply with the terms, covenants, provisions or conditions of the Lease, in so far as they relate to accounting matters, that then constituted a Lease Default or a Lease Event of Default, and, if they are aware that any such conditions or event then exist, specifying the nature thereof, provided that the delivery (i) within the time period specified above of the Lessee Guarantor's Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's report described in clause (B) above and (ii) within 120 days after the end of such fiscal year of the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act shall be deemed to satisfy the requirements of this Section 10.1(a)(ii);

            (iii)  SEC and Other Reports—promptly upon their becoming available, one copy of (1) each financial statement, report, notice or proxy statement sent by the Lessee Guarantor, the Lessee or any Subsidiary to public securities holders generally and (2) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Lessee Guarantor, the Lessee or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Lessee Guarantor, the Lessee or any Subsidiary to the public concerning developments that are Material;

            (iv)  Notice of Default or Event of Default—promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Lease Default or Lease Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 16.1(g) of the Lease, a written notice specifying the nature and period of existence thereof and what action the Lessee Guarantor or the Lessee is taking or proposes to take with respect thereto;

            (v)   ERISA Matters—promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Lessee Guarantor, the Lessee or an ERISA Affiliate proposes to take with respect thereto:

              (A)  with respect to any Plan, any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

              (B)  the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Lessee Guarantor, the Lessee or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

              (C)  any event, transaction or condition that could result in the incurrence of any liability by the Lessee Guarantor, the Lessee or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Lessee Guarantor, the Lessee or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

            (vi)  Notices from Governmental Authority—promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Lessee Guarantor, the Lessee or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

            (vii) Requested Information—with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Lessee Guarantor, the Lessee or any of their respective Subsidiaries or relating to the ability of the Lessee Guarantor or the Lessee to perform their respective obligations hereunder and under the other Operative Documents as from time to time may be reasonably requested by the Lessor, the Indenture Trustee or any Purchaser.

          (b)   Officer's Certificate. Each set of financial statements delivered pursuant to Section 10.1(a)(i) or Section 10.1(a)(ii) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

            (i)    Covenant Compliance—the information (including detailed calculations) required in order to establish whether the Lessee Guarantor and the Lessee was in compliance with the requirements of Section 10.1(k) hereof, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section and the calculation of the amount, ratio or percentage then in existence); and

            (ii)   Lease Event of Default—a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Lessee Guarantor, the Lessee and their respective Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Lease Default or a Lease Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Lessee Guarantor, the Lessee or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Lessee Guarantor or the Lessee shall have taken or proposes to take with respect thereto.

          (c)   Use of Proceeds. The proceeds of the Advances made under the Operative Documents will be used to acquire the Property and to pay Fees and Transaction Expenses. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

          (d)   Existence. (i) The Lessee Guarantor and the Lessee will, and will cause each of its respective Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Lessee Guarantor, the Lessee or any Subsidiary from discontinuing the operation and the maintenance of any of its properties (other than the Property) if such discontinuance is desirable in the conduct of its business and the Lessee

  Guarantor or the Lessee, as the case may be, has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (ii)   Subject to Section 10.1(i), the Lessee Guarantor and the Lessee will at all times preserve and keep in full force and effect its corporate existence and all rights and franchises of the Lessee Guarantor, the Lessee and their respective Subsidiaries unless, in the good faith judgment of the Lessee Guarantor or the Lessee, as the case may be, the termination of or failure to preserve and keep in full force and effect such right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

          (e)   Taxes. The Lessee Guarantor and the Lessee will, and will cause each of its respective Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Lessee Guarantor, the Lessee or any Subsidiary of either of them, provided that neither the Lessee Guarantor, the Lessee nor any Subsidiary need pay any such tax or assessment or claims if (1) the amount, applicability or validity thereof is contested by the Lessee Guarantor, the Lessee or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Lessee Guarantor, the Lessee or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Lessee Guarantor, the Lessee or such Subsidiary or (2) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

          (f)    Insurance. Without limiting the provisions of Article XIII of the Master Lease, the Lessee Guarantor and the Lessee will, and will cause each of its respective Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

          (g)   Compliance with Laws. The Lessee Guarantor and the Lessee will, and will cause each of its respective Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (h)   Inspection. The Lessee Guarantor and the Lessee shall permit the representatives of the Lessor and each Purchaser:

            (i)    No Lease Default—if no Lease Default or Lease Event of Default then exists, at the expense of such Person and upon reasonable prior notice to the Lessee Guarantor and the Lessee, to visit the Property and the principal executive office of the Lessee Guarantor and the Lessee, to discuss the affairs, finances and accounts of the Lessee Guarantor, the Lessee and their respective Subsidiaries with the Lessee Guarantor's and the Lessee's respective officers and (with the consent of the Lessee Guarantor or the Lessee, as the case may be, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Lessee Guarantor or the Lessee, as the case may be, which consent will not be unreasonably withheld) to visit the other offices and properties of the Lessee Guarantor, the Lessee and each of their respective Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and

            (ii)   Lease Default—if a Lease Default or Lease Event of Default then exists, at the expense of the Lessee to visit and inspect any of the offices or properties of the Lessee Guarantor, the Lessee or any of their respective Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Lessee Guarantor and the Lessee each authorizes said accountants to discuss the affairs, finances and accounts of the Lessee Guarantor, the Lessee and its Subsidiaries), all at such times and as often as may be requested.

          (i)    Consolidations, Mergers, Dissolution and Sale of Assets. The Lessee and the Lessee Guarantor will not consolidate with or merge with any other corporation or convey, transfer or lease all or a substantial part of its assets in a single transaction or series of transactions to any Person or reorganize, provided that the foregoing restriction does not apply to (i) the consolidation or merger of the Lessee Guarantor with, or the conveyance, transfer or lease of substantially all of the assets of the Lessee Guarantor in a single transaction or series of transactions to, any Person, or a reorganization of the Lessee Guarantor so long as:

            (A)  the successor formed by such consolidation or reorganization or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Lessee Guarantor as an entirety or such reorganization, as the case may be (the "Successor Lessee Guarantor"), shall be (1) the Lessee Guarantor or (2) a Solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia);

            (B)  if the Lessee Guarantor is not the Successor Lessee Guarantor, (1) the Successor Lessee Guarantor shall have executed and delivered to each Participant and to the Indenture Trustee its assumption of the due and punctual performance and observance of each covenant and condition of the Lessee Guarantor in this Participation Agreement and each other Operative Document to which the Lessee Guarantor is a party (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Participants) and (2) the Successor Lessee Guarantor shall have caused to be delivered to each Participant and the Indenture Trustee an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Participants, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

            (C)  both before and immediately after giving effect to such transaction, no Lease Default or Lease Event of Default exists or would exist;

          (ii)   the consolidation or merger of the Lessee with, or the conveyance, transfer or lease of substantially all of the assets of the Lessee in a single transaction or series of transactions to, any Person, or a reorganization of the Lessee so long as:

            (A)  the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Lessee as an entirety, or such reorganization, as the case may be (the "Successor Lessee"), shall be (1) the Lessee or (2) a Solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia);

            (B)  if the Lessee is not the Successor Lessee, (1) the Successor Lessee shall have executed and delivered to each Participant and to the Indenture Trustee its assumption of the due and punctual performance and observance of each covenant and condition of the Lessee in this Participation Agreement and each other Operative Document to which the Lessee is a party (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Participants), (2) the Successor Lessee shall have caused to be delivered to each Participant and the Indenture Trustee an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Participants, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and (3) the Lessee Guarantor shall have reaffirmed in writing its obligations under this Participation Agreement and each other Operative Document to which it is a party; and

            (C)  both before and immediately after giving effect to such transaction, no Lease Default or Lease Event of Default would exist; and

          (iii)  the consolidation or merger of (A) the Lessee with, or the conveyance, transfer or lease of substantially all of the assets of the Lessee in a single transaction or series of transactions to, the Lessee Guarantor or (B) the Lessee Guarantor with, or the conveyance, transfer or lease of substantially all of the assets of the Lessee Guarantor in a single transaction or series of transactions to, the Lessee so long as, in either case:

            (1)   the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Lessee or the Lessee Guarantor, as applicable, as an entirety, as the case may be (the "Surviving Entity"), shall (I) have executed and delivered to each Participant and to the Indenture Trustee its assumption of the due and punctual performance and observance of each covenant and condition of the Lessee or the Lessee Guarantor, as applicable, in this Participation Agreement and each other Operative Document to which the Lessee or the Lessee Guarantor, as applicable, is a party (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Participants) and (II) have caused to be delivered to each Participant and the Indenture Trustee an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Participants, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

            (2)   immediately after giving effect to such transaction, no Lease Default or Lease Event of Default would exist.

  No such conveyance, transfer or lease of substantially all of the assets of the Lessee or the Lessee Guarantor shall have the effect of releasing the Lessee or the Lessee Guarantor or any successor entity from its liability under this Participation Agreement or the other Operative Documents to which it is a party.

          (j)    Liens. The Lessee will not, will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien in or on the Property, except Permitted Property Liens.

          (k)   Minimum Consolidated Net Worth. The Lessee Guarantor will not, at any time, permit Consolidated Net Worth to be less than the sum of (a) $899,996,000, (b) an aggregate amount equal to 50% of its Consolidated Net Income (but, each case, only if a positive number) for each completed fiscal year ending after March 31, 2003 and (c) an amount equal to 50% of the Net Proceeds of Equity Issuances after the Documentation Date.

          (l)    RVI Policy. Neither the Lessee nor the Lessee Guarantor will take any action (or fail to take any action required of it) that would cause, directly or indirectly, the RVI Policy to cease to be in full force and effect.

          (m)  Change in Name or Jurisdiction of Incorporation. Neither the Lessee nor the Lessee Guarantor shall make any change to its name or jurisdiction of incorporation unless, not less than 30 days prior to the effective date of such change, the Lessee or the Lessee Guarantor, as applicable, shall have provided the Indenture Trustee and each Participant with written notice of such change and shall have delivered to the Indenture Trustee and each Participant such financing statements which the Indenture Trustee and or a Participant may request to reflect such change in name or location. The Lessee and the Lessee Guarantor shall deliver such other documents and instruments as the Indenture Trustee and each Participant may reasonably request in connection with such change in name or location within 10 days of the effectiveness of such change or such Person's request therefor.

          (n)   Further Assurances. (i) The Lessee and the Lessee Guarantor, at their cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Lessor, the Indenture Trustee or any Purchaser reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Participation Agreement and the other Operative Documents and the Transactions. The Lessee, at its cost and expense, will cause all financing statements, fixture filings, deeds of trust and other documents, to be recorded or filed at such places and times in such manner, and will take all such other actions or cause such actions to be taken, as may be necessary or as may be reasonably requested by the Indenture Trustee, any Purchaser or the Lessor in order to establish, preserve, protect and perfect the title and Lien of the Lessor and/or the Indenture Trustee in the Property and the Collateral and the Lessor's, the Indenture Trustee's and/or any Purchaser's rights under this Participation Agreement and the other Operative Documents.

            (ii)   In the event that the Lessor Amount is prepaid pursuant to Section 10.2 hereof, the Lessee and the Lessee Guarantor, at their cost and expense, will, concurrently with such prepayment, assume all obligations of the Lessor hereunder and under the other Operative Documents on a full-recourse basis and take all such further acts as are necessary to evidence the Transactions as a full recourse secured mortgage loan to the Lessee. The Lessee, at its cost and expense, will cause all financing statements, fixture filings, deeds of trust and other documents (including, without limitation, any amendments to the existing Operative Documents), to be recorded or filed at such places and times in such manner, and will take all such other actions or cause such actions to be taken, as may be necessary or as may be requested by the Indenture Trustee or any Purchaser in order to give effect to the foregoing sentence.

        Section 10.2. Prepayment upon Change in Control.

          (a)   Notice of Change in Control. The Lessee Guarantor will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to the Indenture Trustee (which notice shall be sent by the Indenture Trustee to each holder of a Note) and the Lessor (with a copy to the RVI Provider) unless notice in respect of such Change in Control (or Change in Control contemplated by such Control Event) shall have been given pursuant to paragraph (b) of this Section 10.2. If a Change in Control has occurred, such notice shall contain and constitute an offer to purchase Notes and prepay the Lessor Amount as described in paragraph (c) of this Section 10.2 and shall be accompanied by the certificate described in paragraph (g) of this Section 10.2.

          (b)   Condition to Lessee Guarantor Action. The Lessee Guarantor will not take any action that consummates or finalizes a Change in Control unless (1) at least thirty (30) days prior to such action it shall have given to the Indenture Trustee and the Lessor (with a copy to the RVI Provider) written notice containing and constituting an offer to purchase Notes and prepay the Lessor Amount as described in paragraph (c) of this Section 10.2, accompanied by the certificate described in paragraph (g) of this Section 10.2, and (2) contemporaneously with such action, it purchases all Notes required to be purchased and prepays the Lessor Amount required to be prepaid in accordance with this Section 10.2.

          (c)   Offer to Purchase Notes and Prepay the Lessor Amount. The offer to purchase Notes and prepay Lessor Amount contemplated by paragraphs (a) and (b) of this Section 10.2 shall be an offer to (i) purchase, in accordance with and subject to this Section 10.2, all, but not less than all, the Notes held by each holder (in this case only, "holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) or (ii) prepay the entire outstanding Lessor Amount on a date specified in such offer (the "Proposed Purchase Date"). If such Proposed Purchase Date is in connection with an offer contemplated by paragraph (a) of this Section 10.2, such date shall be not less than thirty (30) days and not more than sixty (60) days after the date of such offer (if the Proposed Purchase Date shall not be specified in such offer, the Proposed Purchase Date shall be the 30th day after the date of such offer). If such Proposed Purchase Date is in connection with an offer contemplated by paragraph (b) of this Section 10.2, such date shall be the proposed date of the Change in Control.

          (d)   Acceptance/Rejection. (i) The Lessor may accept or reject the offer to prepay the Lessor Amount made pursuant to this Section 10.2 by causing a notice (the "Lessor Election Notice") of such acceptance or rejection to be delivered to the Indenture Trustee (with a copy to each holder of a Note) within five (5) Business Days after receipt of the notice specified in paragraph (a) or paragraph (b) above; provided that if such Proposed Purchase Date shall be deferred pursuant to paragraph (f) of this Section 10.2 for more than twenty (20) Business Days, then any acceptance of an offer may be rescinded by the Lessor by written notice delivered to the Indenture Trustee (with a copy to each holder of a Note) not less than three (3) days prior to any deferred prepayment date. A failure by the Lessor to respond to an offer to prepay made pursuant to this Section 10.2 shall be deemed to constitute a rejection of such offer by the Lessor. Notwithstanding anything contained in this paragraph to the contrary, no Lessor Amount may be prepaid in connection with any Change in Control unless at least one (1) holder of Notes has elected to have its Notes prepaid in connection with such Change in Control.

            (ii)   A holder of Notes may accept or reject the offer to purchase Notes made pursuant to this Section 10.2 by causing a notice of such acceptance or rejection to be delivered to the Indenture Trustee within fifteen (15) Business Days after receipt of the Lessor Election Notice (or, if the Lessor fails to deliver a Lessor Election Notice, twenty (20) Business Days after receipt of the notice specified in paragraph (a) or paragraph (b) above); provided that if such Proposed Purchase Date shall be deferred pursuant to paragraph (f) of this Section 10.2 for more than twenty (20) Business Days, then any acceptance of an offer may be rescinded by a holder by written notice delivered to the Indenture Trustee not less than three (3) days prior to any deferred prepayment date. A failure by a holder of Notes to respond to an offer to purchase made pursuant to this Section 10.2 shall be deemed to constitute an acceptance of such offer by such holder.

          (e)   Purchase. Purchase of the Notes and prepayment of the Lessor Amount to be purchased or prepaid pursuant to this Section 10.2 shall be at 100% of the principal amount of such Notes or Lessor Amount, plus the Make-Whole Amount, if any, determined for the date of purchase with respect to such principal amount, together with interest on such Notes, or Yield on such Lessor Amount, accrued to the date of purchase or prepayment. Two (2) Business Days prior to such date of purchase or prepayment, the Lessee Guarantor shall deliver to each holder of Notes being purchased and, if the Lessor Amount is being prepaid, the Lessor a statement showing the Make-Whole Amount, if any, due in connection with such purchase or prepayment and setting forth the details of the computation of such amount. The purchase or prepayment shall be made on the Proposed Purchase Date except as provided in paragraph (f) of this Section 10.2.

          (f)    Deferral Pending Change in Control. The obligation of the Lessee Guarantor to purchase Notes or prepay Lessor Amounts pursuant to the offers required by paragraph (b) and accepted or deemed accepted in accordance with paragraph (d) of this Section 10.2 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Purchase Date in respect thereof, the purchase or prepayment, as applicable, shall be deferred until, and shall be made on the date on which, such Change in Controls occurs. The Lessee Guarantor shall keep each holder of Notes and the Lessor reasonably and timely informed of (1) any such deferral of the date of purchase or prepayment, (2) the date on which such Change in Control and the purchase or prepayment are expected to occur and (3) any determination by the Lessee Guarantor that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 10.2 in respect of such Change in Control shall be deemed rescinded).

          (g)   Officer's Certificate. Each offer to purchase the Notes or prepay the Lessor Amount pursuant to this Section 10.2 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Lessee Guarantor and dated the date of such offer, specifying: (1) the Proposed Purchase Date; (2) that such offer is made pursuant to this Section 10.2; (3) the principal amount of each Note offered to be purchased and the outstanding amount of the Lessor Amount offered to be prepaid; (4) the estimated Make-Whole Amount, if any, due in connection with such purchase or prepayment (calculated as if the date of such notice were the date of the purchase or prepayment), setting forth the details of such computation; (5) the interest that would be due on each Note offered to be purchased, accrued to the Proposed Purchase Date and the Yield that would be due on the Lessor Amount offered to be prepaid, accrued to the Proposed Purchase Date; (6) that the conditions of this Section 10.2 have been fulfilled; (7) in reasonable detail, the nature and date or proposed date of the Change in Control; and (8) that the failure for a holder of Notes to respond to such offer within 15 Business Days will be deemed to an acceptance of such offer.

          (h)   Change in Control Defined. "Change in Control" means (a) the failure of the Lessee Guarantor to directly or indirectly own at least 95% of the voting equity interests or 95% of the voting stock of the Lessee; provided that any merger or reorganization between the Lessee and the Lessee Guarantor shall not constitute a Change in Control, or (b) the acquisition after the Documentation Date by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the Documentation Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Documentation Date) of (i) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Lessee Guarantor, through beneficial ownership of the capital stock of the Lessee Guarantor or otherwise, or (ii) all or substantially all of the properties and assets of the Lessee Guarantor (a Change in Control referred to in this clause (b), a "Specified Change in Control"); provided, however, a Specified Change in Control shall not constitute a Change in Control if (v) (A) the Lessee Guarantor is the resulting entity and is solvent or (B) the resulting entity is a solvent Person organized and existing under the laws of the United States, any State thereof or the District of Columbia, (w) if the Lessee Guarantor is not the resulting entity, the resulting entity expressly assumes the Lessee Guarantor's obligations under the Guaranty Agreement and the other Operative Documents to which the Lessee Guarantor is a party pursuant to an agreement reasonably satisfactory to the Required Purchasers, (x) if an assumption agreement is required pursuant to clause (w) above, each Purchaser and the Indenture Trustee receives the opinion of nationally recognized independent counsel to the effect that such agreement is enforceable, (y) at the time of the occurrence of such Specified Change in Control no Default or Event of Default shall exist both before and immediately after giving effect to such Specified Change in Control and (z) the senior unsecured debt of the Lessee Guarantor or the resulting entity is rated at least Investment Grade. For purposes hereof, "Investment Grade" means a rating equal to or higher than "BBB-" by S&P and a rating equal to or higher than "Baa3" by Moody's.

          (i)    Control Event Defined. "Control Event" shall mean:

            (i)    the execution by the Lessee, the Lessee Guarantor or any of their respective Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events that, individually or in the aggregate, may reasonably be expected to result in a Change in Control, provided that the existence of such agreement or letter of intent has been disclosed to the public generally, or

            (ii)   the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control.

        Section 10.3. Covenants of Lessor.    The Lessor hereby agrees that, until payment in full of the Lease Balance or such other time as the Master Lease shall have terminated with respect to all of the Property:

          (a)   it will not create, incur, assume or suffer to exist any Lessor Lien attributable to it upon the Property;

          (b)   it will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens on the Property attributable to it; provided that the Lessor may contest any such Lessor Lien if such Lien is contested by the Lessor on a timely basis in good faith and in appropriate proceedings and the Lessor has established adequate reserves therefor in accordance with GAAP on the books of the Lessor; and

          (c)   it will not take any action (or fail to take any action required of it) that would cause, directly or indirectly, the RVI Policy to cease to be in full force and effect.

        Section 10.4. Release of Property.    If the Lessee shall at any time (i) purchase any Affected Property pursuant to Section 15.1 of the Lease or (ii) exercise its Purchase Option with respect to all or a portion of the Property, or if any or all of the Property shall be purchased by the Lessee (or its designees) in accordance with the Master Lease, and in each case, the Lessee satisfies each of the obligations and conditions set forth in the Master Lease for the release of a Property therefrom, then, upon application of the proceeds of any such sale pursuant to Article VII and all accrued interest, Yield and any other payments (including Make-Whole Amount, if any) due and owing from the Lessee to the Indenture Trustee, the Purchasers and the Lessor on such date pursuant to the Operative Documents, including without limitation all amounts due and owing pursuant to Article XIII of this Participation Agreement with respect to the Property or Property purchased by the Lessee or its designee, each the Property shall be released from the Liens created by the Operative Documents (including any Liens created by the Lease Supplement covering the Property, the Deed of Trust with respect to the Property and the Assignment of Lease and Rent) and the Indenture Trustee and the Lessor shall, at the expense of the Lessee, execute and deliver such instruments as the Lessee may reasonably request to effectuate and evidence such releases.

ARTICLE XI
[INTENTIONALLY OMITTED]

ARTICLE XII
TRANSFERS OF PARTICIPANTS' INTERESTS

        Section 12.1. Transfers of Notes.    Upon any transfer of Notes as provided in the Indenture, the transferee shall become a "Purchaser" for all purposes of the Operative Documents and, to the extent of such transfer, the assigning Purchaser shall be relieved of its obligations hereunder to the extent of the Notes being assigned. The Indenture Trustee and the Lessor agree that upon notice of any such assignment and surrender of the appropriate Note or Notes, it will promptly provide to the transferring Purchaser and to the transferee Purchaser separate promissory notes of the series and in the amount of their respective interests substantially in the form of the original Note of such series (but with notation thereon that it is given in substitution for and replacement of the original Note or any replacement notes thereof). The Lessor hereby directs Simpson Thatcher & Bartlett to deliver a reliance letter with respect to its opinion delivered pursuant to Section 2.1(j)(v) hereof to each transferee of a Note hereunder.

        Section 12.2. Transfers by Lessor.    The Lessor shall not assign, convey or otherwise transfer any of its rights, title or interest in the Property or the Operative Documents to which it is a party, except that the Lessor may upon compliance with the following conditions transfer its interest in the Property and the Operative Documents to which it is a party:

            (i)    the transfer shall be of the Lessor's entire interest in the Property and the Operative Documents and such transferee (the "Transferee") shall have the requisite power and authority to enter into and carry out the transactions contemplated hereby;

            (ii)   the Transferee will enter into an agreement or agreements, in form and substance satisfactory to the Indenture Trustee and, so long as no Lease Event of Default has occurred and is continuing, the Lessee, and to be accompanied by a favorable opinion of counsel, in form and substance satisfactory to the Indenture Trustee (acting at the direction of the Required Purchasers) and, so long as no Lease Event of Default has occurred and is continuing, the Lessee, with respect to the due authorization, execution, delivery and enforceability of such agreement and the absence of any conflicts with or violations of any Applicable Law (including, without limitation, that such transfer may be accomplished without any registration under the Securities Act) or agreements or instruments to which such Transferee is a party or with respect to which it may be bound, whereby the Transferee confirms that it shall be deemed a party to this Participation Agreement and any other Operative Document to which the Lessor is a party and is bound by all the terms of, and undertakes all the obligations of the Lessor contained in such Operative Documents to which it is a party, and including, without limitation, an agreement that such Transferee shall be bound by the restrictions contained in this Section 12.2 with respect to any subsequent transfer by it. Upon satisfaction of the conditions set forth in this Section 12.2, the Lessor shall be released from any and all liabilities arising under or in connection with such Operative Documents (to the extent such liabilities arise after the relevant transfer);

            (iii)  such transfer shall not violate any provision of any Applicable Law and the registration of any interest hereunder shall not be required under the Securities Act in connection with the proposed transfer;

            (iv)  the Transferee shall be (A) a bank, trust company, insurance company, credit or finance corporation or other corporation or partnership organized under the laws of the United States or any State thereof not subject to bankruptcy, insolvency or similar proceedings with a senior unsecured (unenhanced) debt rating equal to or higher than "A" by S&P or a rating equal to or higher than "A2" by Moody's at the time of transfer, (B) a corporation, partnership or trust company which has its obligations guaranteed, pursuant to a guaranty agreement or such other agreement reasonably satisfactory to the Lessee and the Indenture Trustee, by its direct or indirect parent entity which entity shall meet the requirements of clause (A) of this sentence or (C) an Affiliate of the Lessor or the Lessor Parent; provided, that in connection with any transfer pursuant to this clause (C), the Lessor Parent shall have executed and delivered a reaffirmation of its obligations under the Indemnity Agreement to each Purchaser. Upon any transfer permitted by this Section 12.2, except as otherwise expressly provided herein, each reference herein to the transferring Lessor shall thereafter be deemed to be a reference to the Transferee; and

            (v)   all costs, expenses and Taxes associated with such transfer incurred by the Lessee, the Indenture Trustee or any Purchaser in connection with any such transfer, including, without limitation, the cost of amending any Uniform Commercial Code or other filings, shall be paid by the Lessor or the Transferee.

        Section 12.3. Withholding Taxes; Disclosure of Information.    (a) If the transferee of any Purchaser pursuant to Section 12.1 or of the Lessor pursuant to Section 12.2 is (i) not a citizen or resident of the United States, (ii) not a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof) or (iii) not an estate or trust that is subject to federal income taxation regardless of the source of its income (each, a "Non-U.S. Transferee"), then such Non-U.S. Transferee shall deliver (or cause to be delivered) to each of the Indenture Trustee and the Lessee one of the following properly completed and signed U.S. tax forms: (i) a form W-8ECI (or successor form)or (ii) a form W-8BEN (or successor form) claiming a valid exemption under an applicable U.S. tax treaty for all amounts payable to such Non-U.S. Transferee under the Operative Documents such that the rate of withholding tax applicable to such amounts equals zero percent (0%).

          (b)   If the transferee of any Purchaser pursuant to Section 12.1 or of the Lessor pursuant to Section 12.2 is not a Non-U.S. Transferee (each, a "U.S. Transferee"), then such U.S. Transferee shall provide to each of the Indenture Trustee and the Lessee a properly completed, accurate and signed IRS Form W-9 (or successor form), or such information that would otherwise be contained thereon.

          (c)   Any Participant may, in connection with any assignment or proposed assignment pursuant to this Article XII, disclose to such assignee or participant or proposed assignee or participant, any information relating to the Lessee, the Lessee Guarantor or the Transactions, subject to applicable confidentiality requirements relating to such information.

ARTICLE XIII
INDEMNIFICATION

        Section 13.1. General Indemnification.    (a) Except as to matters addressed in Section 13.5, the Lessee agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee, on an After Tax Basis, from and against any and all Claims that may be imposed on, incurred by or asserted against such Indemnitee (whether because of action or omission by such Indemnitee or otherwise) whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person and whether or not such Claim arises or accrues prior to the Documentation Date or after the Maturity Date, in any way relating to or arising out of the transactions contemplated by this Participation Agreement and the other Operative Documents, including, without limitation:

            (i)    any of the Operative Documents and any amendment, modification or waiver in respect thereof;

            (ii)   the Property or any part thereof or interest therein;

            (iii)  the purchase, design, construction, preparation, installation, inspection, delivery, nondelivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, assignment, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including without limitation, any sale pursuant to Section 16.2(d) or 16.2(f) of the Master Lease or any sale pursuant to Article XV, XVIII or XX of the Master Lease), return or other disposition of all or any part or any interest in the Property or the imposition of any Lien thereon, including, without limitation: (1) Claims or penalties arising from any violation of law or in tort (on the basis of strict liability or otherwise), (2) latent or other defects, whether or not discoverable, (3) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Property, (4) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Master Lease which are in effect at any time with respect to the Property or any part thereof, (5) any Claim for patent, trademark or copyright infringement with respect to the Property and (6) Claims arising from any public improvements with respect to the Property resulting in any change or special assessments being levied against the Property or any plans to widen, modify or realign any street or highway adjacent to the Property, or any Claim for utility "tap-in" fees;

            (iv)  the breach or alleged breach by the Lessee or the Lessee Guarantor of any covenant, representation or warranty made or deemed made by it in any Operative Document or any certificate required to be delivered by it by any Operative Document;

            (v)   the retaining or employment of any broker, finder or financial advisor by the Lessee or the Lessee Guarantor to act on its behalf in connection with this Participation Agreement or any other Operative Document; and

            (vi)  the existence of any Lien on or with respect to the Property, any Basic Rent or Supplemental Rent, title thereto, or any interest therein including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Property or by reason of labor or materials furnished or claimed to have been furnished to the Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by the Lessee or Modifications constructed by the Lessee.

          (b)   Notwithstanding the terms of clause (a) of this Section 13.1, the Lessee shall not be required to indemnify any Indemnitee under this Section 13.1 for any Claim to the extent arising or resulting from (1) the willful misconduct or gross negligence of such Indemnitee, (2) Lessor Liens attributable to such Indemnitee, (3) a breach by such Indemnitee of any Operative Document, (4) a breach by such Indemnitee of any agreement entered into in connection with the assignment or participation of any Note or Lessor Amount, any interest therein or any other interest of such Indemnitee under the Operative Documents and (5) acts or events occurring in respect of the Property in the period after the Lessee ceases to lease the Property from the Lessor under the Lease to the extent not resulting from any act or event otherwise covered by this indemnity that occurred during the period the Lessee leased the Property. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document. Without limiting the express rights of any Indemnitee under this Section 13.1, this Section 13.1 shall be construed as an indemnity only and not a guaranty of residual value of the Property or as a guaranty of the Notes or the repayment of the Lease Balance.

        Section 13.2. End of Term Indemnity.    (a) If the Lessee elects the Remarketing Option and there would, after giving effect to the proposed remarketing transaction, be a Shortfall Amount, then as a condition to the Lessee's right to complete the remarketing of the Property pursuant to Article XX of the Master Lease, the Lessee shall cause to be delivered to the Indenture Trustee, the Lessor and the RVI Provider at least one hundred twenty (120) days prior to the Expiration Date, at the Lessee's sole cost and expense, a report from the Appraiser in form and substance satisfactory to the Lessor, the Indenture Trustee, the Purchasers and the RVI Provider (the "End of the Term Report") which shall state the Appraiser's conclusions as to the reason for any decline in the Fair Market Sales Value of the Property from the Property Cost thereof.

          (b)   On or prior to the Expiration Date the Lessee shall pay to the Indenture Trustee for the account of each holder of Series B Notes and the Lessor in respect of the Lessor B Portion an amount (not to exceed the Shortfall Amount) equal to the portion of any Shortfall Amount that the End of the Term Report demonstrates was the result of a decline in the Fair Market Sales Value of the Property due to:

            (i)    extraordinary use; failure to maintain, repair, restore, rebuild or replace; failure to comply with all applicable laws; failure to use; workmanship; method of installation or removal or maintenance, repair, rebuilding or replacement (excepting in each case ordinary wear and tear and except as otherwise provided in the Lease); or

            (ii)   any Modification made to, or any rebuilding of, the Property or any part thereof by the Lessee, or any sublessee, whether or not permitted pursuant to the Operative Documents; or

            (iii)  contamination at the Property resulting from any Hazardous Activity, Hazardous Materials or Environmental Violations whether or not such condition existed on the Acquisition Date therefor; or

            (iv)  any restoration or rebuilding carried out by the Lessee; or

            (v)   any condemnation of any portion of the Property pursuant to Article XIV of the Master Lease; or

            (vi)  any use of the Property or any part thereof by the Lessee other than for its intended purposes as contemplated by the applicable Appraisal; or

            (vii) any grant, release, dedication, transfer, annexation or amendment made pursuant to Section 11.2 of the Master Lease; or

            (viii) the failure of the Lessor to have good and marketable title to the Property free and clear of all Liens (other than Permitted Property Liens described in clauses (i), (viii) and (x) of the definition thereof); or

            (ix)  the existence of any sublease relating to the Property that shall survive the Expiration Date.

        Section 13.3. Environmental Indemnity.    To the fullest extent permitted by Applicable Law, and without limitation of the other provisions of this Article XIII, the Lessee hereby agrees to indemnify, hold harmless and defend each Indemnitee from and against any and all claims (including, without limitation, third party claims for personal injury or real or personal property damage), losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings, judgments, remedial actions, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' and/or paralegals' fees and expenses and costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work with respect to the Property undertaken or required by any federal, state or local Governmental Authority), arising or asserted under any Environmental Laws, and arising in whole or in part, out of:

          (a)   the presence on or under the Property of any Hazardous Materials, or any Releases of any Hazardous Materials on, under, from or at the Property;

          (b)   any activity, including, without limitation, construction, carried on or undertaken on or off the Property, whether by the Lessee (or any predecessor in title) or any employees, agents, contractors or subcontractors of the Lessee (or any predecessor in title), or in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or off the Property;

          (c)   with respect to any Hazardous Materials at the Property, loss of or damage to any property or the environment (including, without limitation, clean-up costs, response costs, remediation and removal costs, costs of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws; or

          (d)   any noncompliance with Environmental Laws, or any act or omission causing an environmental condition at the Property that requires remediation or causing any Governmental Authority to record a Lien pursuant to Environmental Laws on the land record of the Property; or

          (e)   any residual contamination on or under the Property, including any contamination affecting any natural resources, and any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any Hazardous Material associated with the Property, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances;

provided, however, that the Lessee shall not be required to indemnify any Indemnitee under this Section 13.3 for (1) any claim to the extent resulting from such Indemnitee's gross negligence or willful misconduct or (2) any claim arising in respect to the Property to the extent attributable to acts or events occurring in the period after the Lessee ceases to lease the Property from the Lessor; provided that the facts supporting such claim occur after such period. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of the Lease Term with respect to any claim based on facts or circumstances arising prior to or during the Lease Term, and shall be separate and independent from any remedy under the Lease or any other Operative Document.

        Without limiting the generality of the foregoing, the Lessee waives all rights and defenses that the Lessee may have because the Lessee's obligations are secured by real property. This means, among other things:

          (1)   The Indemnitees may collect from the Lessee without first foreclosing on any real or, if applicable, personal property collateral pledged by the Lessee;

          (2)   If the Indemnitees foreclose on any real property collateral pledged by the Lessee:

            (A)  the amount of the Lessee's obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale (even if the collateral is worth more than the sale price thereof); and

            (B)  the Indemnitees may collect from the Lessee even if the Indemnitees, by foreclosing on the real property collateral, have destroyed any right the Lessee may have to collect from third parties.

This is an unconditional and irrevocable waiver of any rights and defenses the Lessee may have because the Lessee's obligations are secured by real property.

        Section 13.4. Proceedings in Respect of Claims.    In case any action, suit or proceeding shall be brought against any Indemnitee in respect of Claims indemnifiable under Sections 13.1 or 13.3, such Indemnitee shall promptly notify the Lessee of the commencement thereof, and the Lessee shall be entitled, at the Lessee's expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof; provided, however,that if the Lessee shall have exercised its rights to control the defense of such Claim to the exclusion of the applicable Indemnitee, the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding, and the Lessee shall keep such Indemnitee fully apprised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request, and provided, further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee's counsel, (x) such action, suit or proceeding involves any risk of imposition of criminal liability on any Indemnitee or will involve a material risk of imposition of civil liability on any Indemnitee or the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Property Lien) on the Property or any part thereof or any interference with the payment of Rent unless, in the case of civil liability only, the Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitees in respect of such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee that the Lessee and the Indemnitee have been unable to sever from the indemnified claim(s) or (C) a Lease Default or Lease Event of Default has occurred and is continuing. The Indemnitee will join in the Lessee's efforts to sever such action. In the event that an Indemnitee has assumed control of any such proceeding, it shall keep the Lessee fully apprised of the status of such action, suit or proceeding and shall provide the Lessee with all information with respect to such action, suit or proceeding as the Lessee may reasonably request. The Indemnitee may participate at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing. The Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.3 without prior written consent of the Indemnitee, which consent shall not be unreasonably withheld in the case of a money settlement not involving an admission of liability of such Indemnitee.

        Upon payment in full of any Claim by the Lessee pursuant to Section 13.1 or 13.3 to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are necessary or advisable to enable the Lessee to pursue such claims.

        Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.3 shall be paid to such Indemnitee promptly upon receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

  Section 13.5. General Tax Indemnity.

          (a)   Indemnification. (i) Without limitation of the rights of any Tax Indemnitee under any other indemnification provision of this Article XIII or any other provisions of the Operative Documents, the Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the applicable Property and all Tax Indemnitees, and hold them harmless, on an After Tax Basis, against all Impositions, provided, however, that a person holding an interest in a Note by means of an assignment or a participation therein shall be entitled to the benefits of indemnification pursuant to the provisions of this Section 13.5 only to the extent that the person through whom it holds such assignment or participation is entitled to indemnification pursuant to this Section 13.5.

            (ii)   It is intended that all payments to or for the benefit of any Indemnitee under the Lease and/or the other Operative Documents (including without limitation, payments of Supplemental Rent and Basic Rent under the Lease, and payments of Yield and Lessor Amount to the Investors), shall be made free and clear of and without deduction for any and all present or future Impositions. If the Lessee, the Lessor, or any party making payments on behalf of either ("Applicable Payor") shall be required by law to deduct any Impositions from or in respect of any amounts payable under the Lease or any other Operative Agreement to or for the benefit of any Indemnitee ("Applicable Payee"), if such deductions are the result of a change in any U.S. treaty, law or regulation (A) the amounts payable by such Applicable Payor (as rent, interest or otherwise) shall be increased by the amount necessary so that after making all required deductions the Applicable Payee shall receive an amount equal to the sum it would have received had no such deductions been required, (B) the Applicable Payor shall make such deductions and (C) the Applicable Payor shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with all applicable laws and legal requirements. The Lessee will indemnify each Indemnitee on demand for the full amount of any sums required to be increased by such Applicable Payor pursuant to the second sentence of this Section 13.5(a)(ii) on an After Tax Basis and any liability the Indemnitee may incur or be required to pay.

            (iii)  Subject to the terms of Section 13.5(b), the Lessee shall pay or cause to be paid all Impositions directly to the taxing authorities where feasible and otherwise to the Indemnitee, as appropriate, and the Lessee shall at its own expense, upon such Indemnitee's reasonable request, furnish to such Indemnitee copies of official receipts or other satisfactory proof evidencing such payment.

            (iv)  In the case of Impositions for which no contest is conducted pursuant to Section 13.5(b) and which the Lessee pays directly to the taxing authorities, the Lessee shall pay such Impositions (together with any interest thereon) prior to the latest time permitted by the relevant taxing authority for timely payment (other than in the case of withholding taxes, which shall be paid simultaneously with the payment under the Operative Agreement requiring such withholding). In the case of Impositions for which the Lessee reimburses an Indemnitee, the Lessee shall do so (together with any interest thereon) within five (5) days after receipt by the Lessee of written demand by such Indemnitee describing in reasonable detail the nature of the Impositions and the basis for the demand (including the computation of the amount payable and interest thereon). In the case of Impositions for which a contest is conducted pursuant to Section 13.5(b), the Lessee shall pay such Impositions or reimburse such Indemnitee for such Impositions, to the extent not previously paid or reimbursed pursuant to subsection (i), prior to the latest time permitted by the relevant taxing authority for timely payment after conclusion of all contests under Section 13.5(b) unless payment shall be required before commencement of such contest, in which case the Lessee shall pay such Impositions or reimburse the Indemnitee for such Impositions prior to the latest time permitted by the relevant taxing authority for timely payment prior to commencement of such contest.

            (v)   Impositions imposed for a billing period during which the Lease expires or terminates (unless the Lessee has exercised the Purchase Option) shall be adjusted and prorated on a daily basis between the Lessee and the Lessor, whether or not such Imposition is imposed before or after such expiration or termination and each party shall pay or reimburse the other for each party's pro rata share thereof.

            (vi)  The determination of all Impositions to be paid or indemnified against by the Lessee under this Section 13.5(a) on an After Tax Basis shall first be made (in good faith) by the Indemnitee. Such determination shall state with reasonable clarity and detail the basis for such determination. At the Lessee's request, the amount of any indemnity payment by the Lessee pursuant to Section 13.5 shall be verified and certified by an independent public accounting firm selected by the Lessee and reasonably acceptable to the Indemnitee. Unless such verification shall disclose an error in the Indemnitee's favor of 10% or more of the related indemnity payment, the costs of such verification shall be borne by the Lessee. In no event shall the Lessee have the right to review the Indemnitee's tax returns or receive any other confidential information from the Indemnitee in connection with such verification. The Indemnitee agrees to cooperate with the independent public accounting firm performing the verification and to supply such firm with all information reasonably necessary to permit such firm to accomplish such verification, provided that the information provided to such firm by such Indemnitee shall be for its confidential use. The parties agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of the payment at issue pursuant to this Agreement and that matters of interpretation of this Agreement are not within the scope of the independent accounting firm's responsibilities.

        (b)   Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Imposition as to which the Lessee may have an indemnity obligation pursuant to this Section 13.5, or if any Tax Indemnitee shall reasonably and in good faith determine that any Imposition to which the Lessee may have an indemnity obligation pursuant to this Section 13.5 may be payable, such Tax Indemnitee shall promptly (and in any event, within thirty (30) days) notify the Lessee in writing (provided that failure to so notify the Lessee within thirty (30) days shall not alter such Tax Indemnitee's rights under this Section 13.5 except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of any Impositions) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for thirty (30) days after the receipt of such notice by the Lessee; provided, however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such thirty (30) day period, such Tax Indemnitee shall, in such notice to the Lessee, so inform the Lessee and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for ten (10) days after the receipt of such notice by the Lessee unless such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such ten (10) day period.

        The Lessee shall be entitled for a period of thirty (30) days from receipt of such notice from such Tax Indemnitee (or such shorter period as such Tax Indemnitee has notified the Lessee is required by law or regulation for such Tax Indemnitee to commence such contest), to request in writing that such Tax Indemnitee contest the Imposition, at the Lessee's sole expense. If (x) such contest can be pursued in the name of the Lessee and independently from any other proceeding involving an Imposition of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee or (y) such Tax Indemnitee so requests, then the Lessee shall be permitted to control the contest of such claim, provided that in the case of any such contest, if such Tax Indemnitee determines reasonably and in good faith that such contest by the Lessee could have a material adverse impact on the business or operations of such Tax Indemnitee (and in the case of clause (x), will not have a material adverse impact on Lessee) and provides a written explanation to the Lessee of such determination, such Tax

Indemnitee may elect to control or reassert control of the contest and reasonably pursue resolution of such contest, and provided that by taking control of the contest, the Lessee acknowledges that it is solely responsible for the Imposition ultimately determined to be due by reason of such contest, and provided, further, that in determining the application of clause (x) above, each Tax Indemnitee shall take any and all reasonable steps to segregate claims for any Taxes for which the Lessee indemnifies hereunder from Taxes for which the Lessee is not obligated to indemnify hereunder, so that the Lessee can control the contest of the former. In all other claims relating to Impositions requested to be contested by the Lessee, such Tax Indemnitee shall control the contest of such claim, acting through counsel reasonably acceptable to the Lessee. Notwithstanding anything to the contrary contained herein, in no event shall the Lessee be permitted to pursue or continue any contest (or such Tax Indemnitee be required to pursue or continue any contest) of any Imposition or claim thereof through any action, suit or proceeding (A) if such Tax Indemnitee provides the Lessee with a legal opinion of independent counsel reasonably acceptable to the Lessee that such action, suit or proceeding involves a risk of imposition of criminal liability on any Tax Indemnitee or will involve a material risk of imposition of civil liability on any Tax Indemnitee or the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Property Lien) on the Property or any part thereof or any interference with the payment of Rent unless, with respect to civil liability only, the Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Tax Indemnitees in respect of such risk, (B) if a Lease Default or Lease Event of Default has occurred and is continuing, (C) unless the Lessee shall have agreed to pay and shall pay to such Tax Indemnitee on demand and on an After Tax Basis all reasonable out-of-pocket costs, losses and expenses that such Tax Indemnitee may incur in connection with contesting such Imposition or claim thereof, including all reasonable legal, accounting and investigatory fees and disbursements as well as the Impositions which are the subject of such contest to the extent the contest is unsuccessful, or (D) if such contest shall involve the payment of the Imposition prior to the contest, unless the Lessee shall provide to such Tax Indemnitee an interest-free advance in an amount equal to the Imposition that the Tax Indemnitee is so required to pay on an After Tax Basis and (E) prior to commencing any contest, the Lessee shall have acknowledged in writing its liability for the Imposition (if and to the extent that the Tax Indemnitee or Lessee, as the case may be, shall not prevail in the contest in respect of the Imposition). In addition, no contest of any Imposition shall be required: (A) unless the amount of the potential indemnities (taking into account all similar or logically related claims that have been or are likely to be raised in any audit involving such Tax Indemnitees for which the Lessee may be liable to pay an indemnity under this Section 13.5(b)) exceeds $50,000 and (B) unless, if requested by such Tax Indemnitee, the Lessee shall have provided to such Tax Indemnitee at the Lessee's sole expense, an opinion of independent counsel selected by the Lessee and reasonably acceptable to the Tax Indemnitee that a reasonable basis exists to contest such Imposition (or, in the case of an appeal from an adverse judicial determination, that there is substantial authority for a reversal or favorable modification of such decision of such appeal). In no event shall a Tax Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.

        The party conducting and controlling the contest of an Imposition shall consult in good faith with the other party and its counsel with respect to such contest (or claim for refund) but the decisions regarding what actions are to be taken with respect to such contest shall be made by the controlling party in its sole judgment. In addition, the party controlling the contest shall keep the non-controlling party reasonably informed as to the progress of the contest, and shall provide the noncontrolling party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant Governmental Authority to the controlling party thereof, relating to such contest.

        Each Tax Indemnitee shall, at the Lessee's sole expense, supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 13.5(b) so long as such information or documents are not, in the reasonable judgment of the Tax Indemnitee, confidential information or documents. Notwithstanding anything in this Section 13.5(b) to the contrary, so long as no Lease Event of Default shall have occurred and be continuing, no Tax Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse determination with respect to any claim for an Imposition for which it is entitled to be indemnified under this Section 13.5 (and with respect to which contest is required under this Section 13.5(b)) without the prior written consent of the Lessee (which shall not be unreasonably withheld or delayed), unless such Tax Indemnitee waives its right to be indemnified under this Section 13.5 with respect to such claim pursuant to the next paragraph.

        Notwithstanding anything contained herein to the contrary, a Tax Indemnitee will not be required to contest or continue to contest (and the Lessee shall not be permitted to contest or continue to contest) a claim with respect to any Imposition and shall be permitted to settle or commence any such claim without the consent of Lessee if (i) such Tax Indemnitee shall waive its right to indemnification under this Section 13.5 with respect to such claim (and any claim with respect to such year or any other taxable year the contest of which is materially adversely affected as a result of such waiver) and the Tax Indemnitee returns to the Lessee all amounts previously advanced to the Indemnitee with respect to the contest of such claim or (ii) such Imposition is the sole result of a claim of a continuing and consistent nature, which claim has previously been resolved against the relevant Tax Indemnitee (unless a change in law or facts has occurred since such prior adverse resolution and the Lessee provides an opinion of independent tax counsel reasonably satisfactory to the Tax Indemnitee to the effect that it is more likely than not that such change in law or facts will result in a favorable resolution of the claim at issue).

        (c)   [Intentionally omitted]

        (d)   Payments. Any Imposition indemnifiable under this Section 13.5 shall be paid when due directly to the applicable taxing authority if such direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to this Section 13.5 shall be paid to the Tax Indemnitee within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee, which demand shall be, accompanied by a written statement describing in reasonable detail the amount so payable, but not before ten (10) Business Days prior to the date that the relevant Imposition is due. Any payments made pursuant to this Section 13.5 shall be made directly to such Tax Indemnitee entitled thereto or the Lessee, as the case may be, in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in Schedule II hereto. Upon the request of any Tax Indemnitee with respect to Impositions that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee's payment of such Imposition or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

        (e)   Reports. In the case of any report, return or statement required to be filed with respect to any Impositions that are subject to indemnification under this Section 13.5, the Lessee shall promptly notify such Tax Indemnitee of such requirement and, at the Lessee's sole expense (i) if the Lessee is permitted by Applicable Law, timely file such report, return or statement in its own name and send a copy of such report, return or statement to the Tax Indemnitee, or (ii) if such report, return or statement is required to be in the name of or filed by such Tax Indemnitee, or the Tax Indemnitee otherwise requests that such report, return or statement be filed in the name of or by such Tax Indemnitee, the Lessee shall prepare and furnish such report, return or statement in such manner as shall be satisfactory to such Tax Indemnitee and shall send the same to such Tax Indemnitee for filing no later than fifteen (15) days prior to the due date therefor. In any case in which such Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax

Indemnitee, provide such Tax Indemnitee with such information as is reasonably necessary to allow such Tax Indemnitee to file such report, return or statement.

        (f)    [Intentionally Omitted.]

        (g)   Disclosure. Any obligations of confidentiality contained in or applicable to this Participation Agreement or the other Operative Documents, as they relate to the terms and provisions of this Participation Agreement and the Transactions, shall not apply to the federal tax structure or federal tax treatment of the Transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transactions. It is the intention of the Parties that the Transaction shall not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transactions or any federal tax matter or federal tax idea related to the Transactions.

        Section 13.6. Indemnity Payments in Addition to Lease Obligations.    The Lessee acknowledges and agrees that the Lessee's obligations to make indemnity payments under this Article XIII are separate from, in addition to, and do not reduce, the Lessee's obligations to pay any amounts owing from time to time under the Lease.

ARTICLE XIV
[INTENTIONALLY RESERVED]

ARTICLE XV
MISCELLANEOUS

        Section 15.1. Survival of Agreements.    The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties' obligations under any and all thereof, shall survive the execution and delivery of this Participation Agreement, the transfer of the Property to the Lessor, any disposition of any interest of the Lessor, the Lessee or any Purchaser in the Property and the payment of the Notes and the Lessor Amounts, and shall be and continue in effect to the extent set forth in such Operative Documents notwithstanding any investigation made by any party and the fact that any party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents. Except as otherwise expressly set forth herein or in the other Operative Documents, the indemnities of the parties provided for in the Operative Documents shall survive the expiration or termination of any thereof.

        Section 15.2. No Broker, Etc.    Each of the parties hereto represents to the others that it has not retained or employed any broker, finder or financial adviser to act on its behalf in connection with this Participation Agreement or the transactions contemplated herein or in the other Operative Documents nor has it authorized any broker, finder or financial adviser retained or employed by any other Person so to act, except that the Lessee has engaged the Arranger to act as placement agent. In the event that any party retains any other broker, finder or financial advisor, such party will promptly notify the other parties in writing of such broker, finder or financial advisor. Any party which is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.

        Section 15.3. Notices.    Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person (a) shall be directed to the address or facsimile number of such Person as indicated on Schedule II hereof and (b) shall be given in writing by United States mail, by nationally recognized courier service, by hand or by facsimile, and any such notice shall become effective (i) if delivered by United States mail, three (3) Business Days after being deposited in the mail, certified or registered with appropriate postage prepaid, (ii) if delivered by a nationally recognized courier service, upon delivery to the intended recipient, (iii) if delivered by hand, when received or (iv) if delivered by facsimile, when transmitted (upon electronic confirmation thereof) provided that any facsimile transmitted after 5:00 p.m. (recipient time) shall be deemed to have been received on the next Business Day. From time to time any party may designate a new address or facsimile number for purposes of notice hereunder by written notice to each of the other parties hereto in accordance with this Section.

        Section 15.4. Counterparts.    This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

        Section 15.5. Amendments, Etc.    Neither any Operative Document nor any of the terms thereof may be terminated (except as expressly required under the terms of any Operative Document or upon payment in full of the Lease Balance or effective exercise and consummation of the Remarketing Option in accordance with Article XX of the Master Lease and payment in full of all amounts due in accordance therewith), amended, supplemented, waived or modified without the written agreement or consent of the Required Participants; provided, however, that:

          (a)   no such termination, amendment, supplement, waiver or modification shall without written agreement or consent of each Participant:

            (i)    modify any of the provisions of this Section 15.5, change the definition of "Required Purchasers", "Required Series B Participants", "Required Participants" or modify or waive any provision of any Operative Document requiring action by the foregoing;

            (ii)   amend, modify, waive or supplement any of the provisions of Section 9.1 of the Indenture;

            (iii)  reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including without limitation amounts payable pursuant to Article XIII hereof (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity payable to it);

            (iv)  modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of any Operative Document), any payment of any Note or Lessor Amount, the Lease Balance, the Note Balance, the Lessor Balance and any other fee payable hereunder, amounts due pursuant to Section 20.2 of the Master Lease, interest or Yield or Make-Whole Amount (except that any Person may consent to any modification, postponement, reduction or forgiveness of any payment of any fee payable to it) or, subject to subclause (iii) above, any other amount payable under the Lease or this Participation Agreement, or modify the definition or method of calculation of Rent (other than pursuant to the terms of any Operative Document), Maximum Recourse Amount, Notes or Lessor Amounts, Lease Balance, Note Balance, Shortfall Amount, Participant Balance, Make-Whole Amount, Yield or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents; or

            (v)   consent to any assignment of the Master Lease or the Lease Supplement by the Lessee except as expressly permitted by the Operative Documents, release Lessee from its obligations in respect of the payments of Rent or Lease Balance or change the absolute and unconditional character of such obligations or release any Collateral from the Liens created by the Operative Documents; or

            (vi)  release of any Lien granted by the Lessee or the Lessor under the Operative Documents, except as provided in the Operative Documents, or release the Lessee Guarantor from any of its obligations under the Guaranty;

          (b)   no such termination, amendment, supplement, waiver or modification of any provision of the Operative Documents that has the effect of invalidating, limiting, voiding, restricting or otherwise altering the coverage available under the RVI Policy shall be effective without the written consent of the Lessor and each Purchaser holding Series B Notes and the Lessor and each Purchaser holding Series B Notes shall be entitled to request written confirmation satisfactory to it regarding the effect of such termination, amendment, supplement, waiver or modification as the same relates to the RVI Policy; and

          (c)   (i) without the prior written consent of a Participant, no termination, amendment, supplement, waiver or modification of any provision of any Operative document shall impose or create any additional obligations or liabilities on the part of such Participant and (ii) without the prior written consent of the Lessor, Section 13.8 of the Indenture (and the corresponding provisions contained in each of the Notes) shall not be amended, waived, modified or otherwise supplemented.

        Section 15.6. Headings, Etc.    The Table of Contents and headings of the various Articles and Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

        Section 15.7. Parties in Interest.    Except as expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person except the parties hereto; provided, that the RVI Provider is a third-party beneficiary of this Participation Agreement. No party hereto shall assign or transfer any of its rights or obligations under the Operative Documents except in accordance with the terms and conditions thereof.

        Section 15.8. GOVERNING LAW.    THIS PARTICIPATION AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED IN ANY OPERATIVE DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS PARTICIPATION AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

        Section 15.9. Severability.    Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 15.10. SUBMISSION TO JURISDICTION.    EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS PARTICIPATION AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        Section 15.11. No Participant Responsible for Other Participants.    The obligations of each Participant under this Participation Agreement and the other Operative Documents are several and not joint; and

in the event of a failure by a Participant to perform any of its obligations hereunder or under any other Operative Document, neither the Indenture Trustee, the Lessor nor any other Purchaser (other than the defaulting Participant) shall have any liability as a consequence thereof.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SABRE HOLDINGS CORPORATION, as Lessee Guarantor
By

Name
Its
SABRE INC., as Lessee
By

Name
Its
CSL LEASING INC., as Lessor
By

Name
Its
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as Purchaser
By

Name
Its

BAYSTATE INVESTMENTS, LLC, as Purchaser
By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner
By
Name: Title:
RGA REINSURANCE COMPANY, as Purchaser
By:	Prudential Private Placement Investors, L.P., as Investment Advisor
By:	Prudential Private Placement Investors, Inc., General Partner
By
Name: Title:
JOHN HANCOCK LIFE INSURANCE COMPANY, as Purchaser
By
Name: Title:
JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY, as Purchaser
By
Name: Title:

INVESTORS PARTNER LIFE INSURANCE COMPANY, as Purchaser
By
Name: Title:
SIGNATURE 6 LIMITED, as Purchaser
By:	John Hancock Life Insurance Company, as Portfolio Advisor
By
Name: Title:
GOLDMAN SACHS INTERNATIONAL, as Purchaser
By
Name: Title:

*Notwithstanding any provision to the contrary contained in this indenture, the issuer acknowledges and agrees that (i) Goldman Sachs International is executing this indenture in connection with a collateral debt obligation transaction (the "CDO Transaction") pursuant to which John Hancock Life Insurance Company will serve as the portfolio advisor to Signature 7 L.P., (ii) if the closing of the CDO Transaction occurs, Goldman Sachs International will sell the securities to Signature 7 L.P. and (iii) the representations, warranties and covenants made by Goldman Sachs International in this indenture shall be construed in light of the circumstances described in (i) and (ii) above

THE TRAVELERS INSURANCE COMPANY, as Purchaser
By
Name: Title:
THE TRAVELERS LIFE AND ANNUITY COMPANY, as Purchaser
By
Name: Title:
PRIMERICA LIFE INSURANCE COMPANY, as Purchaser
By
Name: Title:
THE CANADA LIFE ASSURANCE COMPANY, as Purchaser
By
Name: Title:

CANADA LIFE INSURANCE COMPANY of New York, as Purchaser
By
Name: Title:
SWISS RE LIFE AND HEALTH, INC., as Purchaser By: Swiss Re Asset Management (Americas), Inc.
By
Name: Kevin Higgins Title: Vice President
BENEFICIAL LIFE INSURANCE COMPANY, as Purchaser
By
Name: Title:
WILMINGTON TRUST COMPANY, as Indenture Trustee
By

Name
Its

APPENDIX A
TO PARTICIPATION AGREEMENT

        A.    Interpretation.    In each Operative Document, unless a clear contrary intention appears:

          (i)    the singular number includes the plural number and vice versa;

          (ii)   reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (iii)  reference to any gender includes each other gender;

          (iv)  reference to any agreement, document or instrument or schedule or exhibit thereto (including any Operative Document) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

          (v)   reference to any Requirement of Law means such Requirement of Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Requirement of Law means that provision of such Requirement of Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

          (vi)  reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto, and reference in any Section of any Operative Document to any clause means such clause of such Section;

          (vii) "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

          (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and

          (ix)  with respect to any rights and obligations of the parties under the Operative Documents, all such rights and obligations shall be construed to the extent permitted by Applicable Law.

        B.    Computation of Time Periods.    Unless otherwise specified in any Operative Document, for purposes of computation of periods of time under the Operative Documents, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

        C.    Accounting Terms and Determinations.    Unless otherwise specified herein, all accounting terms used therein shall be interpreted, all accounting determinations thereunder shall be made, and all financial statements required to be delivered thereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Lessee's independent public accountants) with the most recent audited consolidated financial statements of the Lessee Guarantor and its Subsidiaries delivered to the Participants.

        D.    Conflict in Operative Documents.    If there is any conflict between any Operative Documents, such Operative Documents shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

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        E.    Legal Representation of the Parties.    The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Documents to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

        F.    Defined Terms.    Unless a clear contrary intention appears or unless otherwise defined therein, the following defined terms shall have the respective indicated meanings when used in each Operative Document.

        "Account" means the account identified by the Indenture Trustee in a writing delivered to Lessee into which all payments by the Lessee under the Operative Documents shall be made. The Account shall be specified on Schedule II to the Participation Agreement, as such Schedule may from time to time be amended, supplemented, amended and restated or otherwise modified.

        "Acquisition Date" is defined in Section 6.1 of the Participation Agreement.

        "Actual Knowledge" means (a) as it applies to the Indenture Trustee, actual knowledge of, including any written notices received by, an officer in the Corporate Trust Department of the Indenture Trustee and (b) as it applies to the Lessor, actual knowledge of, including any written notices received by the President, any Vice President, the Treasurer or the Secretary or any other officer whose responsibilities include administration of the Transactions; provided, however, that the Lessor and the Indenture Trustee shall be deemed to have "actual knowledge" of any matter as to which such Person has been given notice by any party to any Operative Document pursuant to Section 26.4 of the Lease or by any Purchaser or the Indenture Trustee pursuant to Section 15.3 of the Indenture.

        "Advance" means an advance of funds by the applicable Purchasers to the Lessor and the Lessor making funds available to acquire legal title to the Property pursuant to Article III of the Participation Agreement.

        "Affiliate" means, as to any Person, (i) any other Person (a "Controlling Person") that directly, or indirectly through one or more intermediaries, controls such Person or (ii) any Person (other than such Person and its Subsidiaries) which is controlled by or is under common control with a Controlling Person provided, however, that the Indenture Trustee shall not be deemed to be an Affiliate of the Purchasers and vice versa. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "After Tax Basis" means, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid by the recipient (less any tax savings actually realized by the recipient as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of all such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

        "Aggregate Commitment Amount" means, on any date, $178,900,000 as such amount may be reduced from time to time pursuant to Section 4.3(b) of the Participation Agreement.

        "Anti-Terrorism Order" means Executive Order No. 13,224 66 Fed Reg. 49,079 (2001) issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

        "Applicable Law" means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Property, the Improvements thereon or the demolition, construction, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to the Property or in any way limited the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. § 1201 et seq. and any other

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similar federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments that are of record affecting the Property, the Appurtenant Rights and any easements, licenses or other agreements entered into pursuant to Section 11.2 of the Master Lease.

        "Appraisal" means, with respect to the Property, an appraisal of the Fair Market Sales Value of the Property, which appraisal complies in all material respects with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Requirements of Law, and is addressed to the Indenture Trustee, each Purchaser and the Lessor. Each Appraisal shall be prepared by an Appraiser selected by the Required Participants and reasonably acceptable to the Lessee.

        "Appraiser" means the appraiser that prepared an Appraisal of the Property or such other Person selected by the Required Participants.

        "Appurtenant Rights" means, with respect to any Land, (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, and other rights and benefits at any time belonging or pertaining to such Land or the Improvements thereon, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to such Land and (ii) all permits, licenses and rights, whether or not of record, appurtenant to such Land.

        "Arranger" means J.P. Morgan Securities Inc., in its capacity as arranger.

        "Assigned Leases" is defined in Section 2(a) of the Assignment of Lease and Rent.

        "Assignment of Lease and Rent" means the Assignment of Lease and Rent and Security Agreement dated as of June 15, 2003, from the Lessor, as assignor, to the Indenture Trustee for the benefit of the Purchasers, as assignee, substantially in the form of Exhibit F to the Participation Agreement, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

        "Authorized Officer" means (i) as to the Lessee, the Chairman of the Board, the President, the Executive Vice President and Chief Financial Officer, the Vice President and Treasurer and any other officer of the Lessee authorized by the board of directors of the Lessee to execute and deliver any Operative Document on behalf of the Lessee and (ii) as to the Lessor, any officer of the Lessor authorized by the board of directors of the Lessor to execute and deliver any Operative Document on behalf of the Lessor.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect or any successor thereto.

        "Basic Rent" means the sum of (i) the Purchaser Basic Rent and (ii) the Lessor Basic Rent, calculated as of the applicable date on which Basic Rent is due.

        "Bill of Sale" is defined in Section 6.1(j) of the Participation Agreement.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, Wilmington, Delaware or New York, New York are authorized or required by law to close.

        "Called Principal" means, with respect to any Note or Lessor Amount, the principal of such Note or Lessor Amount that is to be prepaid pursuant to any Operative Document or has become or is declared to be immediately due and payable pursuant to any Operative Document, as the context requires.

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        "Casualty" means any damage or destruction of all or any portion of the Property as a result of a fire, flood, earthquake or other casualty.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

        "Certifying Party" is defined in Section 22.1 of the Master Lease.

        "Change in Control" is defined in Section 10.2 of the Participation Agreement.

        "Claims" means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever, but shall not include Taxes or Impositions.

        "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

        "Collateral" means any collateral pledged by the Lessor to the Indenture Trustee pursuant to the Operative Documents to secure the Lessor's obligations under the Indenture and the Notes, but excluding any Excepted Payments and Excepted Rights.

        "Commitment" means (i) as to any Purchaser, its Note Commitment, and (ii) as to the Lessor, the Lessor Commitment.

        "Commitment Percentage" means, with respect to any Participant, the percentage set forth opposite such Participant's name under the heading "Commitment Percentage" on Schedule I to the Participation Agreement.

        "Condemnation" means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to the Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, the Property or alter the pedestrian or vehicular traffic flow to the Property so as to result in change in access to the Property, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action. A "Condemnation" shall be deemed to have occurred on the earliest of the dates that use, occupancy or title vests in the condemning authority.

        "Consolidated Net Income" means, as of any date for the four fiscal quarter period ending on such date or most recently ended with respect to the Lessee Guarantor and its consolidated Subsidiaries on a consolidated basis, net income (excluding extraordinary items) for such period determined in accordance with GAAP.

        "Consolidated Net Worth" means, as of any date with respect to the Lessee Guarantor and its consolidated Subsidiaries on a consolidated basis, shareholders' equity or net worth, as determined in accordance with GAAP.

        "Contract Rents" is defined in Section 2(b) of the Assignment of Lease and Rent.

        "Contracts" is defined in Section 2(b) of the Assignment of Lease and Rent.

        "Control Event" is defined in Section 10.2 of the Participation Agreement.

        "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Lessee, the Lessee Guarantor or any of their respective Subsidiaries, are treated as a single employer under Section 414 of the Code.

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        "Deed" means a special warranty deed with respect to the real property comprising the Property, in conformity with Applicable Law and appropriate for recording with the applicable Governmental Authorities, conveying fee simple title to such real property to the Lessor, subject only to Permitted Property Liens.

        "Deed of Trust" means the Deed of Trust and Security Agreement with Assignment of Rents between the Lessor and the Indenture Trustee and joined by the Lessee, substantially in the form of Exhibit G to the Participation Agreement.

        "Default" means any condition, occurrence or event that, after notice or lapse of time or both, would constitute an Event of Default.

        "Discounted Value" means, with respect to the Called Principal of any Note or Lessor Amount, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes or Yield on the Lessor Amounts, as applicable, is payable) equal to the Reinvestment Yield with respect to such Called Principal.

        "Documentation Date" is defined in Section 2.1 of the Participation Agreement.

        "Dollars" and "$" mean dollars in lawful currency of the United States.

        "End of the Term Report" is defined in Section 13.2(a) of the Participation Agreement.

        "Environmental Audit" means, with respect to the Property, a Phase One environmental site assessment (the scope and performance of which meets or exceeds the then most current ASTM Standard Practice E1527 for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of the Property.

        "Environmental Laws" means any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, permits, licenses, authorizations, decrees or other legal requirement regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment or the use, storage, recycling, handling, disposal, discharge, transport, treatment or generation of Hazardous Materials, as now or may at any time be in effect during the Lease Term, including CERCLA, RCRA, the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq. and any rules and regulations promulgated thereunder.

        "Environmental Violation" means, with respect to the Property, any activity, occurrence or condition that violates, or results in non-compliance with any Environmental Law.

        "Equipment" means the office furniture and fixtures and audiovisual equipment subject to the Master Lease and described in Appendix A of the appraisal dated May    , 2003, performed by American Appraisal Associates and addresses to JP Morgan Leasing Inc. and all other equipment, apparatus, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by the Lessor using the proceeds of the sale of the Notes and/or the Lessor Amounts and now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Property, including but without limiting the generality of the foregoing, all furniture and furnishings, heating, electrical, switch gear, power supply, lightening, plumbing, ventilation, air conditioning and air cooling systems, refrigerating equipment, generators, locking and unlocking equipment, communication systems, sprinkler system and fire prevention systems, security systems and fixtures of all kinds; provided however, that the term "Equipment" shall expressly exclude all inventory.

5

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

        "Event of Default" means a Lease Event of Default or an Indenture Event of Default.

        "Event of Loss" means any of the following events: (i) destruction, damage beyond repair or rendition of the Property as a whole or in material part permanently unfit for the Lessee's normal use for any reason whatsoever; or (ii) the condemnation, confiscation or seizure in whole or in a material part of the Property, or requisition of title to, or use of, a material part of the Property rendering such portion of the Property permanently unfit for the Lessee's normal use; or (iii) the occurrence or discovery of an environmental condition or violation the costs of remediation of which would reasonably be expected to equal or exceed $2,000,000.

        "Excepted Payments" means:

          (a)   all indemnity payments (including indemnity payments made pursuant to Article XIII of the Participation Agreement) to which the Lessor, or any of its Affiliates, agents, officers, directors or employees is entitled;

          (b)   any amounts (other than Basic Rent or amounts payable by Lessee pursuant to Section 15.1 of the Master Lease or Articles XVI, XVIII or XX of the Master Lease) payable under any Operative Document to reimburse the Lessor or any of its Affiliates (including the reasonable expenses of the Lessor or such Affiliates incurred in connection with any such payment) for performing or complying with any of the obligations of Lessee under and as permitted by any Operative Document;

          (c)   any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies;

          (d)   any insurance proceeds under policies maintained by the Lessor, other than the RVI Policy;

          (e)   Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of the Lessor;

          (f)    any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (e) above; and

          (g)   any amount payable to the Lessor by any transferee of the interest of the Lessor in the Property as the purchase price therefor.

        "Excepted Rights" means the following rights of the Lessor, which shall at all times be exercised by the Lessor to the exclusion of the Indenture Trustee: (a) all rights to Excepted Payments, including the right to demand, collect or commence an action at law to obtain such payments and to enforce any judgment with respect thereto and (b) all right, title and interest of the Lessor in the Shared Rights.

        "Excess Casualty/Condemnation Proceeds" is defined in Section 14.2(g) of the Master Lease.

        "Excess Sales Proceeds" means with respect to the Property the excess, if any, of (x) the aggregate of all proceeds received by the Lessor in connection with any sale or reletting of the Property pursuant to the Lessor's exercise of remedies under Section 16.2 of the Master Lease or the Lessee's exercise of the Remarketing Option with respect to the Property under Article XX of the Master Lease (in either case, less, to the extent not reimbursed by the Lessee, all fees, costs and expenses of the Lessor in connection with the exercise of its rights and remedies thereunder or any such sale or reletting), minus (y) the Property Balance of the Property.

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        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder.

        "Expiration Date" means, with respect to the Master Lease, the earlier of (a) the date the Master Lease shall have been terminated in accordance with the provisions thereof and (b) the tenth anniversary of the Documentation Date.

        "Expiration Date Purchase Obligation" means the Lessee's obligation, pursuant to Section 18.2 of the Master Lease, to purchase the Property on the Expiration Date.

        "Fair Market Sales Value" means, with respect to the Property, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm's-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of the Property. The Fair Market Sales Value of the Property shall be determined based on the assumption that, except for purposes of Article XVI of the Master Lease and Section 13.2 of the Participation Agreement, the Property is in the condition and state of repair required under Section 9.1 of the Master Lease and the Lessee is in compliance with the other requirements of the Operative Documents relating to the condition of the Property.

        "Fees" is defined in Section 4.4 of the Participation Agreement.

        "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

        "Funding Request" is defined in Section 3.4 of the Participation Agreement.

        "GAAP" means accounting principles generally accepted in the United States from time to time set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        "Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Property.

        "Governmental Authority" means the United States federal government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Gross Remarketing Proceeds" is defined in Section 20.2(h) of the Master Lease.

        "Guaranty" means the Lease Guaranty dated as of June 15, 2003, from the Lessee Guarantor in favor of the Lessor, the Purchasers and the Indenture Trustee, substantially in the form of Exhibit H to the Participation Agreement.

        "Hazardous Activity" means any activity, process, procedure or undertaking that directly or indirectly (i) produces, generates or creates any Hazardous Material; (ii) causes or results in (or threatens to cause or result in) the Release of any Hazardous Material into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (iii) involves the containment or storage of any Hazardous Material; or

7

(iv) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

        "Hazardous Materials" means any hazardous, toxic or dangerous materials, substances, chemicals, wastes or pollutants that from time to time are defined by or pursuant to or are regulated under any Environmental Laws, including asbestos, polychlorinated biphenyls, petroleum, petroleum derivatives or by-products, other hydrocarbons, urea formaldehyde and any material, substance, pollutant or waste that is defined as a hazardous waste under RCRA or defined as a hazardous substance under CERCLA.

        "Impositions" means any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever (all of the foregoing being defined as "Taxes") (including, without limitation, (i) real and personal property taxes, including personal property taxes on any property covered by the Master Lease, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross or net receipts, privilege and doing business taxes, license and registration fees; (vi) assessments on the Property, including all assessments for public improvements or benefits (whether or not such improvements are commenced or completed within the Lease Term; and (vii) all filing and reporting fees and expenses relating thereto, for the Property), and all interest, additions to tax and penalties, which at any time may be levied, assessed or imposed by any foreign or U.S. federal, state or local authority upon or with respect to (a) any Tax Indemnitee, the Property or any part thereof or interest therein, or the Lessee or any sublessee or user of the Property; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of the Property or any part thereof or interest therein; (c) the Notes, the Lessor Amounts or other indebtedness with respect to the Property or any part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from the Property or any part thereof or interest therein; (e) the Operative Documents or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the acquisition or delivery of the Improvements or any part thereof or interest therein; (h) the issuance of the Notes and payments thereon; or (i) otherwise in connection with the transactions contemplated by the Operative Documents.

        Notwithstanding anything in the first paragraph of this definition (except as provided in the final paragraph of this definition) the term "Imposition" shall not mean or include:

          (i)    United States federal income taxes;

          (ii)   other than Texas franchise taxes (which are addressed in clause (iii) below), foreign, U.S. state and local net income taxes (and other taxes calculated on the basis of net income) that are imposed on such Tax Indemnitee by any taxing jurisdiction solely to the extent such Tax Indemnitee has a presence in such jurisdiction that allows such jurisdiction to impose taxes of that type without regard to the transactions contemplated by the Operative Documents;

          (iii)  Texas franchise taxes, except for Texas franchise taxes imposed by reason of the transactions contemplated by the Operative Documents being characterized as something other than a loan to the Lessee;

          (iv)  any Tax for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 13.5(b) of the Participation Agreement, provided that the foregoing shall

8

  not limit any obligation under such Section to advance to the relevant Tax Indemnitee amounts with respect to Taxes that are being contested in accordance with such Section or any expenses reasonably incurred by such Tax Indemnitee in connection with such contest;

          (v)   Intentionally omitted.

          (vi)  Taxes to the extent resulting from, or to the extent that such Taxes would not have been imposed but for, the gross negligence or willful misconduct of such Tax Indemnitee or Affiliate thereof;

          (vii) Taxes to the extent imposed solely as a result of a material breach by the Tax Indemnitee or any Affiliate thereof of any representations, warranties or covenants set forth in the Operative Documents (unless such breach is caused by the Lessee's breach of its representations, warranties or covenants set forth in the Operative Documents), provided, however, as to Section 12.3(a) and (b) of the Participation Agreement, the failure to provide such IRS form or information (as applicable) in the manner described in such Section shall constitute such a material breach;

          (viii) with respect to any Property, Taxes which are included in the Property Balance, if and to the extent actually paid;

          (ix)  Taxes arising directly out of or resulting solely from, or to the extent that such Taxes would not have been imposed but for the existence of, any Lessor Lien attributable to such Tax Indemnitee; or

          (x)   with respect to the Property, any Tax to the extent such Tax is attributable to any act, event or omission that occurs, or is attributable to a period beginning after the return of the Property to the Lessor in accordance with the terms of the Lease (if the Lessee has paid all amounts owed under the Operative Documents), unless a Lease Event of Default has occurred and is continuing, provided, that there shall not be excluded from the definition of the term "Impositions" any Taxes to the extent such Taxes are attributable to events or circumstances occurring, or matters arising, prior to or ending with the Expiration Date.

        Notwithstanding the foregoing, the exclusions from the definition of Impositions set forth in clauses (vii) (except to the extent relating to the reference to Section 12.3(a) and (b)) and (ix) above, shall not apply to any aggregate increase in Taxes imposed on or paid by, directly or indirectly, a Tax Indemnitee or an entity directly or indirectly owned by a Tax Indemnitee (net of any decrease in Taxes actually realized by such Tax Indemnitee or entity as a direct result of its payment of such Taxes), to the extent that such Tax increase would not have occurred if on each Acquisition Date the Lessor and the Purchasers had advanced funds to the Lessee in the form of a loan or a loan secured by the Property in an amount equal to the Advance funded on such Acquisition Date, with interest for such loans equal to the Basic Rent payable on each Scheduled Payment Date on a principal balance at the maturity of such loans in an amount equal to the then outstanding amount of the Advances at the end of the term of the Master Lease.

        "Improvements" means all buildings, structures, fixtures, Equipment and other improvements of every kind existing at any time and from time to time (including those purchased with amounts advanced by the Participants pursuant to the Participation Agreement) on or under any parcel of Land to be acquired pursuant to the terms of the Operative Documents, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all Modifications and other additions to or changes in the Improvements at any time.

        "Indebtedness" means, without duplication, with respect to the Lessee and each Subsidiary of the Lessee, such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of any of its property or services (other than accounts payable arising in the ordinary

9

course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from any property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations under capitalized leases which would be shown as a liability on a balance sheet of such Person, (vi) net liabilities under any agreement, device or arrangement designed to protect at least one of the parties thereto from the fluctuation of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions (including any cancellation, buy back, reversal, termination or assignment thereof), (vii) derivative interests as defined in FAS 133 of the Financial Accounting Standards Board and (viii) Indebtedness of another Person for which such Person is obligated pursuant to a guaranty.

        "Indemnitee" means each Participant, the Indenture Trustee, the Arranger and the RVI Provider.

        "Indemnity Agreement" means the Indemnity Agreement dated as of June 15, 2003 from the Lessor Parent in favor of the Indenture Trustee, for the benefit of the Purchasers, substantially in the form of Exhibit I to the Participation Agreement.

        "Indenture" means the Indenture, dated as of June 15, 2003, between the Lessor and the Indenture Trustee, substantially in the form of Exhibit D to the Participation Agreement.

        "Indenture Default" means any event, act or condition that with notice or lapse of time, or both, would constitute an Indenture Event of Default.

        "Indenture Event of Default" is defined in Section 7.1 of the Indenture.

        "Indenture Estate" shall have the meaning set forth in the Granting Clause of the Indenture.

        "Indenture Trustee" means Wilmington Trust Company, a Delaware banking corporation, in its capacity as Indenture Trustee pursuant to the Indenture.

        "Institutional Investor" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than $2,000,000 of the aggregate principal amount of the Notes then outstanding and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

        "Insurance Requirements" means the terms and conditions of any insurance policy, and the requirements of the issuer of any such policy, which insurance policy is required to be maintained by the Lessee under the Master Lease in each case where the failure to comply with such terms, conditions and/or requirements would under applicable law or the terms of such insurance policy constitute a valid defense to the insurer against payment of insurance proceeds thereunder.

        "Land" means the individual fee interest or leasehold interest, as the case may be, in real property described on Schedule I to the Lease Supplement, and includes all Appurtenant Rights attached thereto.

        "Lease" means, collectively, the Master Lease and the Lease Supplement.

        "Lease Balance" means, as of any date of determination, an amount equal to the sum of the Note Balance and the Lessor Balance and all other amounts owing by the Lessee under the Operative Documents (including without limitation, accrued and unpaid Basic Rent and Supplemental Rent, if any).

        "Lease Default" means any event or condition that, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.

        "Lease Event of Default" is defined in Section 16.1 of the Master Lease.

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        "Lease Rents" is defined in Section 2(a)(i) of the Assignment of Lease and Rent.

        "Lease Supplement" means Lease Supplement No. 1, substantially in the form set forth in Exhibit A to the Master Lease, executed by the Lessee, the Lessor, dated the Acquisition Date and covering the Property described therein as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

        "Lease Term" is defined in Section 2.3 of the Master Lease.

        "Lessee" means Sabre Inc., a Delaware corporation.

        "Lessee Guarantor" means Sabre Holdings Corporation, a Delaware corporation.

        "Lessor" means CSL Leasing Inc., a Delaware corporation.

        "Lessor A Portion" is defined in Section 7.4 of the Participation Agreement.

        "Lessor Amount" is defined in Section 3.2 of the Participation Agreement.

        "Lessor B Portion" is defined in Section 7.4 of the Participation Agreement.

        "Lessor Balance" means, as of any date of determination, an amount equal to the sum of the outstanding Lessor Amounts together with all accrued and unpaid Yield thereon, the Make-Whole Amount, if any, and all other amounts owing to the Lessor under the Operative Documents.

        "Lessor Basic Rent" means the amount of accrued and unpaid Yield due on the Lessor Amounts, determined in accordance with Section 4.1 of the Participation Agreement as of any Scheduled Payment Date and excluding (i) any interest at the applicable Overdue Rate on any installment of Lessor Basic Rent not paid when due and (ii) any fine, penalty, interest or cost assessed or added under any agreement with a third party for nonpayment or late payment of Lessor Basic Rent.

        "Lessor Commitment" means the Commitment of the Lessor in the amount set forth on Schedule I of the Participation Agreement, as such Schedule may be amended, supplemented, amended and restated, reduced or otherwise modified from time to time.

        "Lessor Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to protect the Lessor's and the Indenture Trustee's respective interests under the Master Lease and each Lease Supplement to the extent the Master Lease and the Lease Supplements are security agreements.

        "Lessor Lien" means any Lien arising as a result of (a) any claim against any Participant not resulting from the transactions contemplated by the Operative Documents, (b) any act or omission of any Participant that is not required or permitted by the Operative Documents or is in violation of any of the terms of the Operative Documents or (c) any claim against any Participant with respect to Taxes or Transaction Expenses against which the Lessee is not required to indemnify such Participant pursuant to Article XIII of the Participation Agreement.

        "Lessor Mortgage" means the Lease Supplement for the Property and any and all other security instruments in appropriate recordable form in the relevant jurisdiction sufficient to grant to the Lessor a first priority Lien on the Property.

        "Lessor Parent" means JPMorgan Chase Bank, a New York banking corporation, and any successor thereto.

        "Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements,

11

rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property.

        "Make-Whole Amount" means, with respect to any Note or Lessor Amount, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note or Lessor Amount over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.

        "Marketing Period" means the period commencing on the date 365 days prior to the Expiration Date and ending on the Expiration Date.

        "Master Lease" means the Master Lease and Deed of Trust, dated as of June 15, 2003, between the Lessor and the Lessee, substantially in the form of Exhibit C to the Participation Agreement.

        "Material" and "Materially" mean material to (i) the ability of the Lessee or the Lessee Guarantor to perform its obligations under the Operative Documents, (ii) the value, condition, utility or useful life of the Property or (iii) the business, financial condition or results of operations of the Lessee Guarantor.

        "Material Adverse Effect" means a material adverse effect on (a) the business, property, condition (financial or otherwise) or results of operations of the Lessee Guarantor, (b) the rights and remedies of the Lessor, the Indenture Trustee or any Purchaser under the Operative Documents, (c) the ability of the Lessee or the Lessee Guarantor to perform its obligations under the Operative Documents or (d) the value, utility, condition or useful life of the Property.

        "Maturity Date" means, with respect to the Notes and the Lessor Amounts, the tenth (10th) anniversary of the Documentation Date.

        "Maximum Recourse Amount" means, with respect to the Property, the Property Cost of the Property multiplied by the percentage set forth in the Lease Supplement.

        "Modifications" is defined in Section 10.1 of the Master Lease.

        "Moody's" means Moody's Investors Services, Inc.

        "Mortgage Foreclosure Act" is defined in Section 16.4 of the Master Lease.

        "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Lessee, the Lessee Guarantor or other member of the Controlled Group is a party and to which more than one employer is obligated to make contributions.

        "Net Proceeds" means the aggregate of all awards, compensation, insurance proceeds or other amounts received by the Indenture Trustee, the Lessor or any Purchaser in connection with any Casualty or Condemnation of the Property and all interest earned thereon, less, to the extent not previously reimbursed by the Lessee, the expense of claiming and collecting such amounts, including all costs and expenses in connection therewith for which the Lessor, the Indenture Trustee or any Purchaser is entitled to be reimbursed pursuant to the Lease.

        "Net Proceeds of Equity Issuances" means, with respect to any period, cash proceeds (net of all costs and out-of-pocket expenses in connection therewith, including, without limitation, placement, underwriting and brokerage fees and expenses), received by the Lessee Guarantor and its Subsidiaries during such period, from the sale of all common stock of the Lessee Guarantor, including in such net proceeds the net amount paid upon issuance and exercise during such period of any right to acquire any common stock, or paid during such period to convert a convertible debt security to common stock (but excluding any amount paid to the Lessee upon issuance of such convertible debt security).

        "Non-U.S. Transferee" is defined in Section 12.3(a) of the Participation Agreement.

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        "Note Balance" means, as of any date of determination, an amount equal to the outstanding principal amount of the Notes, the Make-Whole Amount, if any, all accrued and unpaid interest thereon and all other amounts due and payable to the Purchasers under the Operative Documents.

        "Note Commitment" means, with respect to each Purchaser, the aggregate Commitment of such Purchaser in the amount set forth on Schedule I to the Participation Agreement, as such Schedule may be amended, supplemented, amended and restated or otherwise modified from time to time.

        "Notes" means Series A Notes and Series B Notes, collectively, and "Note" means any of them.

        "Obligations" means all obligations (monetary or otherwise) of the Lessee arising under or in connection with any of the Operative Documents.

        "Operative Documents" means the following:

    (a)
    the Participation Agreement;

    (b)
    the Master Lease;

    (c)
    each Lease Supplement;

    (d)
    the Guaranty;

    (e)
    the Indenture;

    (f)
    each Note;

    (g)
    the Assignment of Lease and Rent;

    (h)
    each Deed and each Bill of Sale;

    (i)
    the Lessor Mortgages;

    (j)
    the Lessor Financing Statements;

    (k)
    the RVI Policy;

    (l)
    the Indemnity Agreement; and

    (m)
    the Deed of Trust.

        "Original Executed Counterpart" is defined in Section 26.9 of the Master Lease.

        "Outstanding," when used with respect to the Notes, means, as of the date of determination, all such Notes theretofore issued, authenticated and delivered under the Indenture, except (a) the Notes theretofore canceled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation and paid in full and (b) the Notes in exchange for, or in lieu of, which other Notes have been issued, authenticated and delivered pursuant to the Indenture; provided, however, that any Note owned by the Lessee, the Lessor or any Affiliate thereof shall be disregarded and deemed not to be Outstanding for the purpose of any instruction, consent, waiver or action by holders of the Notes (unless such Person owns all of the Notes), but not for any other purpose.

        "Overdue Rate" means, with respect to any Note or Lessor Amount, the rate per annum from time to time equal to the greater of (i) 7.37% and (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its "base" or "prime" rate.

        "Partial Purchase Option" is defined in Section 18.2 of the Master Lease.

        "Partial Purchase Option Price" is defined in Section 18.2 of the Master Lease.

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        "Participant Balance" means as of any date of determination: (i) with respect to any Purchaser, an amount equal to the Note Balance of such Purchaser or (ii) with respect to the Lessor, an amount equal to the Lessor Balance.

        "Participants" means, collectively, each Purchaser and the Lessor, and their successors and permitted assigns.

        "Participation Agreement" means the Participation Agreement, dated as of June 15, 2003, among the Lessee, the Lessor, the Purchasers and the Indenture Trustee.

        "Patriot Act" means Public Law 107-56 of the United States of America, United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

        "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        "Permitted Investments" means (i) direct obligations of the United States and agencies thereof for which the full faith and credit of the United States is pledged, including any money market fund registered under the Investment Company Act of 1940, as amended, the portfolio of which is limited to United States government obligations and United States agency obligations, (ii) obligations fully guaranteed by the United States, (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits with, any bank, trust company or national banking association (in each case excluding, the Lessor and its Affiliates) incorporated or doing business under the laws of the United States or one of the states thereof having combined capital and surplus and retained earnings of at least $1,000,000,000 and having a rating assigned to the long-term unsecured debt of such institutions by S&P and Moody's at least equal to AA and AA2, respectively, and (iv) commercial paper of companies, banks, trust companies or national banking associations (in each case excluding the Lessor and its Affiliates) incorporated or doing business under the laws of the United States or one of the States thereof and in each case having a rating assigned to such commercial paper by S&P or Moody's (or, if neither such organization shall rate such commercial paper at any time, by any nationally recognized rating organization in the United States) equal to the highest rating assigned by such organization; provided that if all of the above investments are unavailable, the entire amount to be invested may be used to purchase federal funds from an entity described in clause (iii) above; provided, further, that no investment shall be eligible as a "Permitted Investment" unless the final maturity or date of return of such investment is thirty (30) days or less in the case of certificates of deposit and ninety (90) days or less in the case of all other such Permitted Investments from the date of purchase thereof.

        "Permitted Property Liens" means, with respect to the Property, any of the following:

          (i)    the respective rights and interests of the parties to the Operative Documents as provided in the Operative Documents (including any Lien created pursuant to the Operative Documents);

          (ii)   the rights of any sublessee under a sublease permitted by the terms of the Master Lease;

          (iii)  Liens for Taxes that either are not yet due or are being contested in accordance with the provisions of Section 12.1 of the Master Lease;

          (iv)  Liens arising by operation of law, materialmen's, mechanics', workers', repairmen's, employees', carriers', warehousemen's and other like Liens or in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than sixty (60) days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the contest proceedings set forth in Section 12.1 of the Master Lease;

14

          (v)   Liens of any of the types referred to in clause (iii) or (iv) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Required Participants have been made), which bonding (or arrangements) shall comply with applicable Requirements of Law, and has effectively stayed any execution or enforcement of such Liens;

          (vi)  Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for contest proceedings set forth in Section 12.1 of the Master Lease;

          (vii) easements, licenses, rights-of-way and other encumbrances on title to real property permitted pursuant to Section 11.2 of the Master Lease;

          (viii) Lessor Liens;

          (ix)  Liens created by the Lessee with the consent of the Required Participants and the RVI Provider or otherwise permitted by the Operative Documents; and

          (x)   Liens described on the title insurance policy delivered with respect to the Property pursuant to Section 6.1(p) of the Participation Agreement, other than Liens described in clause (iv) or (vi) above.

        "Permitted Sales Costs" means, with respect to the Property, all reasonable costs of sale of the Property incurred by the Lessee pursuant to Section 20.2 of the Master Lease which costs are of a type customarily paid by sellers of properties comparable to the Property in the market where the Property is being sold; provided, however, that any such costs that, in the aggregate with all other Permitted Sales Costs then incurred with respect to the Property, exceed 1.0% of the Gross Remarketing Proceeds for the Property, shall not constitute "Permitted Sales Costs" for purposes of the Operative Documents unless such costs shall have been approved in writing by the Required Participants and the RVI Provider prior to the incurrence thereof; and, provided, further, that "Permitted Sales Costs" shall not include any costs of repairs, alterations or modifications (including Required Modifications) desired by the purchaser of the Property or required to cause the Property to comply with the requirements of the Master Lease.

        "Person" means an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

        "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Lessee or any other member of the Controlled Group may have any liability.

        "Plans and Specifications" means, with respect to the Property, the final plans and specifications or detailed construction drawings for the Property.

        "Property" means (i) the Lessor's fee simple interest in the Land (ii) all of the Improvements at any time located on or under the Land and (iii) the Equipment at any time located on or under the Land, provided, that if the Lessee purchases any portion of the Property pursuant to its exercise of the Partial Purchase Option, the term "Property" shall exclude such portion of the Property so purchased.

        "Property Balance" means an amount equal to the outstanding principal or analogous amount of the Notes and Lessor Amounts, plus all accrued and unpaid interest and Yield thereon and the Make-Whole Amount, if any, plus any Supplemental Rent, plus any other amounts due and owing to the Participants and the Indenture Trustee with respect to the Property.

15

        "Property Cost" means the amount of the Advance made under the Participation Agreement with respect to the acquisition of the Property.

        "Purchase Notice" means an irrevocable written notice by the Lessee delivered to the Lessor pursuant to Section 18.1 of the Master Lease, notifying the Lessor of the Lessee's intention to exercise the Purchase Option or Partial Purchase Option, as the case may be, pursuant to such Section, and identifying the proposed purchase date therefor.

        "Purchase Option" means the Lessee's option to purchase the Property in accordance with the provisions of Section 18.1(a) of the Master Lease.

        "Purchase Option Price" is defined in Section 18.1(a) of the Master Lease.

        "Purchaser Basic Rent" means, as determined as of any Scheduled Payment Date, interest due on the Notes, determined in accordance with Section 2.1(b) and 2.2(b) of the Indenture and excluding (i) any interest at the applicable Overdue Rate on any installment of Purchaser Basic Rent not paid when due, and (ii) any fine, penalty, interest or cost assessed or added under any agreement with a third party for nonpayment or late payment of Purchaser Basic Rent.

        "Purchaser Commitment" means the Commitment of each Purchaser in the amount set forth on Schedule I of the Participation Agreement.

        "Purchasers" means, collectively, the institutional investors listed as Purchasers on Schedule II to the Participation Agreement and each other holder from time to time of a Note.

        "QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

        "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. §6901 et seq.

        "Recourse Obligations" is defined in Section 2 of the Indemnity Agreement.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Reinvestment Yield" means, with respect to the Called Principal of any Note or Lessor Amount, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page PX1" on the Bloomberg Financial Services Screen (or such other display as may replace Page PX1 on the Bloomberg Financial Services Screen) for "on the run" U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for "on the run" U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (i) the "on the run" U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (ii) the "on the run" U.S. Treasury security with the maturity closest to and less than the Remaining Average Life. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the Notes.

        "Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Material.

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        "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

        "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note or Lessor Amount, all payments of such Called Principal and interest or Yield thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest or Yield payments are due to be made on the Notes or Lessor Amounts, as applicable, then the amount of the next succeeding scheduled interest or Yield payment will be reduced by the amount of interest or Yield accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to any Operative Document.

        "Remarketing Option" is defined in Section 20.1 of the Master Lease.

        "Rent" means, collectively, the Basic Rent and the Supplemental Rent.

        "Rents" is defined in Section 2(b) of the Assignment of Lease and Rent.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event.

        "Requesting Party" is defined in Section 22.1 of the Master Lease.

        "Required Modification" is defined in Section 10.1(a) of the Master Lease.

        "Required Participants" means, at any time, Purchasers and the Lessor, taken as a group, holding more than 50% of the aggregate principal amount of the Notes Outstanding and Lessor Amounts then outstanding.

        "Required Purchasers" means, at any time, Purchasers holding more than 50% of the aggregate outstanding principal amount of the Notes (exclusive of Notes then owned by the Lessee or any of its Affiliates).

        "Required Series B Participants" means, at any time, Purchasers and the Lessor, taken as a group, holding more than 50% of the aggregate principal amount of the Series B Notes Outstanding and the Lessor B Portion then outstanding.

        "Requirement of Law" means, as to any Person, (a) the partnership agreement, certificate of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person and (b) all Applicable Laws.

        "Responsible Officer" means (a) as to the Lessee, any Authorized Officer, and (b) as to any other Person, the chief executive officer, the president, any vice president, the secretary, any assistant secretary or the treasurer of such Person.

        "Responsible Officer's Certificate" means a certificate signed by any Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

        "Return Conditions" is defined in Section 20.1 of the Master Lease.

        "RVI Policy" means the Residual Value Insurance Policy, effective as of June 15, 2003, among the RVI Provider, the Indenture Trustee, the Lessee and the Lessor.

17

        "RVI Provider" means Ace Capital Re International Ltd.

        "S&P" means Standard & Poor's.

        "Scheduled Payment Date" means the 26th day of each June and December in each year, or if such day is not a Business Day, the next succeeding Business Day.

        "SEC" means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

        "Security Documents" means the Indenture, the Deed of Trust, the Assignment of Lease and Rent, the Guaranty and the Notes.

        "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Lessee Guarantor.

        "Series A Notes" means promissory notes of the Lessor substantially in the form of Exhibit A to the Indenture with respect to the amounts of each Purchaser's Commitment allocated to Series A Notes.

        "Series B Notes" means promissory notes of the Lessor substantially in the form of Exhibit B to the Indenture with respect to the amounts of each Purchaser's Commitment allocated to Series B Notes.

        "Settlement Date" means, with respect to the Called Principal of any Note or Lessor Amount, the date on which such Called Principal is to be prepaid pursuant to any Operative Document or has become or is declared to be immediately due and payable pursuant to any Operative Document, as the context requires.

        "Shared Rights" means the following rights retained by the Lessor, but not to the exclusion of the Indenture Trustee:

          (a)   the rights of the Lessor described in subclause (iii) of Section 2(a) of the Assignment of Lease and Rent;

          (b)   the right to inspect the Property and otherwise exercise rights of the Lessor under Section 10.1(h) of the Participation Agreement;

          (c)   the right to provide such insurance as the Lessee shall have failed to maintain; and

          (d)   the right to perform for the Lessee under Section 17.1 of the Lease.

        "Shortfall Amount" means, as of the Expiration Date, an amount equal to (i) the Lease Balance, minus (ii) the Maximum Recourse Amount minus (iii) the aggregate amount of the highest, binding, written, unconditional, irrevocable cash offer to purchase the Property obtained by the Lessee pursuant to Section 20.2(c) of the Master Lease; provided, however, that if the sale of the Property to the Person or Persons submitting such offer or offers is not consummated on or prior to the Expiration Date, then the term "Shortfall Amount" means an amount equal to (i) the Lease Balance, minus (ii) the Maximum Recourse Amount.

        "Single Employer Plan" means a Plan maintained by the Lessee, the Lessee Guarantor or any member of the Controlled Group for employees of the Lessee, the Lessee Guarantor or any member of the Controlled Group.

        "Solana Parcel" means the parcel of the Property legally described as such in Schedule I to the Lease Supplement.

        "Solvent" means with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without

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limitation, contingent liabilities of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability taking into account any subrogation and contribution rights.

        "Structuring Fee" is defined in Section 4.4(a) of the Participation Agreement.

        "Subject Improvements" is defined in each Lease Supplement.

        "Subject Land" is defined in each Lease Supplement.

        "Subject Obligations" is defined in Section 2(c) of the Lease Supplement.

        "Subject Property" is defined in the Lease Supplement and, as used in the Participation Agreement, means the Property being acquired by the Lessor on the Acquisition Date.

        "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Lessee.

        "Supplemental Rent" means all amounts, liabilities and obligations (other than Basic Rent) that the Lessee assumes or agrees to pay to the Indenture Trustee, any Participant or any other Person under the Master Lease, or under any of the other Operative Documents, including, without limitation, Fees, Make-Whole Amount, Maximum Recourse Amounts, Shortfall Amounts, Transaction Expenses, amounts due pursuant to Article XIII of the Participation Agreement and payments pursuant to Sections 15.2 of the Master Lease and Articles XVIII and XX of the Master Lease.

        "Tax Indemnitee" means each Participant, the Indenture Trustee and the Arranger.

        "Taxes" is defined in the definition of Impositions.

        "Transaction Expenses" means all costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including without limitation:

          (a)   (i) the reasonable fees, out-of-pocket expenses and disbursements of Schiff Hardin & Waite, special counsel for the Purchasers, and Baker Botts L.L.P., special Texas counsel to the Purchasers, in preparing and negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closing under, and rendering opinions in connection with, the transactions contemplated thereby and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents and (ii) the reasonable fees, out-of-pocket expenses and disbursements of local counsel for the Purchasers in each applicable jurisdiction in negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closings under, and rendering opinions in connection with, the transactions contemplated to occur on the Acquisition Date and the Documentation Date and in rendering other services in connection with the

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  transactions contemplated by the Operative Documents which are customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents;

          (b)   the reasonable fees, out-of-pocket expenses and disbursements of Simpson Thacher & Bartlett LLP, special counsel for the Lessor, in preparing and negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closing under, and rendering opinions in connection with, the transactions contemplated to occur on the Acquisition Date and the Documentation Date and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents;

          (c)   (i) the reasonable fees, out-of-pocket expenses and disbursements of Gibson, Dunn & Crutcher LLP and Gardere Wynne Sewell LLP, special counsel for the Lessee and the Lessee Guarantor, in negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closings under, and rendering opinions in connection with, the transactions contemplated thereby and in rendering other services in connection with the transactions contemplated thereby customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents, and the reasonable fees, out-of-pocket expenses and disbursements of special counsel for the Lessee and the Lessee Guarantor in connection with the transactions contemplated to occur on the Acquisition Date; and (ii) the reasonable fees, out-of-pocket expenses and disbursements of special Texas counsel for the Lessee in negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closings under, and rendering opinions in connection with, the transactions contemplated to occur on the Acquisition Date and the Documentation Date and in rendering other services in connection with the transactions contemplated by the Operative Documents which are customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents;

          (d)   any and all Taxes and fees incurred in recording, registering or filing any Operative Document or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency required by the Operative Documents in connection with the transactions contemplated by the Operative Documents;

          (e)   all reasonable out-of-pocket expenses, disbursements and costs of the Indenture Trustee, the Arranger, the Purchasers and the Lessor in connection with the transactions contemplated by the Operative Documents (including without limitation the transactions contemplated to occur on the Acquisition Date);

          (f)    all title fees, premiums and escrow costs and other expenses relating to title insurance and the closing contemplated by the Operative Documents;

          (g)   all expenses relating to Environmental Audits required to be delivered pursuant to Section 6.1(h) of the Participation Agreement;

          (h)   all fees and other expenses relating to Appraisals required to be delivered pursuant to Section 6.1(d) of the Participation Agreement;

          (i)    all fees and other expenses relating to the RVI Policy, including, without limitation, the premium therefore and the costs and expenses of the RVI Provider in issuing the RVI Policy;

          (j)    the Fees payable by the Lessee pursuant to Section 4.4 of the Participation Agreement;

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          (k)   the reasonable fees, out-of-pocket expenses and disbursements of the respective special counsel for the Lessor, the Indenture Trustee and the Purchasers in connection with the matters described in Section 9.1(b) of the Participation Agreement; and

          (l)    the reasonable fees, out-of-pocket expenses and disbursements of special counsel for the Lessor in connection with issuing a reliance letter pursuant to Section 12.1 of the Participation Agreement.

        "Transactions" means the transactions contemplated under the Participation Agreement and each of the other Operative Documents.

        "Trustee Fee Letter" means the fee letter between Wilmington Trust and the Lessee setting forth the amount of fees and expenses payable to Wilmington Trust in connection with services rendered as Indenture Trustee.

        "Undeveloped Parcel" means the parcel of the Property legally described as such in Schedule I to the Lease Supplement.

        "Unfunded Vested Liabilities" means the amount (if any) by which the present value of all currently accrued, vested and nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all assets of such Plan allocable to such benefits, all determined on an ongoing Plan basis as set forth in the then most recent actuarial valuation for each such Plan.

        "Uniform Commercial Code" and "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

        "United States" means the United States of America.

        "U.S. Transferee" is defined in Section 12.3(b) of the Participation Agreement.

        "Wilmington Trust" means Wilmington Trust Company, a Delaware banking corporation, in its individual capacity.

        "Yield" is defined in Section 4.1(a) of the Participation Agreement.

        "Yield Rate" means 5.37% per annum.

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SCHEDULE I
TO PARTICIPATION AGREEMENT

COMMITMENTS

PARTICIPANT	COMMITMENT	COMMITMENT PERCENTAGE
PURCHASERS
The Prudential Insurance Company of America	Series A $33,375,000	18.656%
The Prudential Insurance Company of America	Series A $14,088,700	7.875%
Baystate Investments LLC	Series A $11,868,150	6.634%
RGA Reinsurance Company	Series A $7,418,150	4.147%
John Hancock Life Insurance Company	Series A $21,226,500	11.865%
John Hancock Variable Life Insurance Company	Series A $16,687,500	9.328%
Investors Partner Life Insurance Company	Series A $445,000	0.249%
Signature 6 Limited	Series A $1,780,000	0.995%
Goldman Sachs International	Series A $3,560,000	1.990%
The Travelers Insurance Company	Series A $9,523,000	5.323%
The Travelers Insurance Company	Series A $4,005,000	2.239%
The Travelers Insurance Company	Series A $1,335,000	0.746%
The Travelers Life and Annuity Company	Series A $1,335,000	0.746%
Primerica Life Insurance Company	Series A $1,602,000	0.895%
The Canada Life Assurance Company	Series A $10,769,000	6.020%
The Canada Life Insurance Company of New York	Series A $356,000	0.199%
Swiss Re Life and Health, Inc.	Series A $8,900,000	4.975%
Beneficial Life Insurance Company	Series A $1,780,000	0.995%
Total Series A Notes	$150,054,000	83.876%
The Prudential Insurance Company of America	Series B $4,125,000	2.306%
The Prudential Insurance Company of America	Series B $1,741,300	0.973%
Baystate Investments LLC	Series B $1,466,850	0.820%
RGA Reinsurance Company	Series B $916,850	0.512%
John Hancock Life Insurance Company	Series B $2,623,500	1.466%
John Hancock Variable Life Insurance Company	Series B $2,062,500	1.153%

Investors Partner Life Insurance Company	Series B $55,000	0.031%
Signature 6 Limited	Series B $220,000	0.123%
Goldman Sachs International	Series B $440,000	0.246%
The Travelers Insurance Company	Series B $1,177,000	0.658%
The Travelers Insurance Company	Series B $495,000	0.277%
The Travelers Insurance Company	Series B $165,000	0.092%
The Travelers Life and Annuity Company	Series B $165,000	0.092%
Primerica Life Insurance Company	Series B $198,000	0.111%
The Canada Life Assurance Company	Series B $1,331,000	0.744%
The Canada Life Insurance Company of New York	Series B $44,000	0.025%
Swiss Re Life and Health, Inc.	Series B $1,100,000	0.615%
Beneficial Life Insurance Company	Series B $220,000	0.123%
Total Series B Notes	$18,546,000	10.367%
Total Note Commitment	$168,600,000	94.243%
LESSOR
CSL Leasing Inc.	$10,300,000	5.757%
TOTAL	$178,900,000	100%

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QuickLinks

  Exhibit 10.1(a)
Table of Contents
PARTICIPATION AGREEMENT
WITNESSETH
ARTICLE I DEFINITIONS; INTERPRETATION
ARTICLE II DOCUMENTATION DATE
ARTICLE III FUNDING OF ADVANCES
ARTICLE IV YIELD; INTEREST; FEES
ARTICLE V CERTAIN INTENTIONS OF THE PARTIES
ARTICLE VI CONDITIONS PRECEDENT: ACQUISITION DATE
ARTICLE VII DISTRIBUTIONS
ARTICLE VIII REPRESENTATIONS
ARTICLE IX PAYMENT OF CERTAIN EXPENSES
ARTICLE X OTHER COVENANTS AND AGREEMENTS
ARTICLE XI [INTENTIONALLY OMITTED]
ARTICLE XII TRANSFERS OF PARTICIPANTS' INTERESTS
ARTICLE XIII INDEMNIFICATION
ARTICLE XIV [INTENTIONALLY RESERVED]
ARTICLE XV MISCELLANEOUS
APPENDIX A TO PARTICIPATION AGREEMENT
SCHEDULE I TO PARTICIPATION AGREEMENT